EXHIBIT 10.1

Execution Copy

MASTER FORMATION AGREEMENT
AMONG
SCHLUMBERGER TECHNOLOGY CORPORATION,
SCHLUMBERGER CANADA LIMITED,
WEATHERFORD U.S. HOLDINGS, L.L.C.,
AND
WEATHERFORD CANADA LTD.

Dated as of March 24, 2017

TABLE OF CONTENTS		Page
ARTICLE I. DEFINITIONS		1
1.1	Certain Definitions	1
1.2	Terms Defined Elsewhere in this Agreement	14
1.3	Other Definitional and Interpretive Matters	16

ARTICLE II. ORGANIZATION OF THE COMPANY		17
2.1	Formation of the JV Companies	17
2.2	Transfers to the JV Contribution Companies	17
2.3	Purchase Price Allocation	18

ARTICLE III. CONTRIBUTION OF ASSETS; ASSUMPTION OF LIABILITIES		18
3.1	Contribution of Assets	18
3.2	Excluded Assets	19
3.3	Assumption of Liabilities	21
3.4	Excluded Liabilities	21
3.5	Further Conveyances and Assumptions; Consent of Third Parties	23
3.6	Assets and Liabilities Relating to Employees	24
3.7	Use of Marks	24

ARTICLE IV. CLOSING AND TERMINATION		25
4.1	Closing Date	25
4.2	Termination of Agreement	25
4.3	Procedure Upon Termination	25
4.4	Effect of Termination	26

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF THE SCHLUMBERGER ENTITIES		26
5.1	Organization and Good Standing	26
5.2	Authorization of Agreement	26
5.3	Conflicts; Consents of Third Parties	27
5.4	Financial Information	27
5.5	Title to Contributed Assets; Sufficiency; Condition	28
5.6	No Material Changes	28
5.7	Taxes	28
5.8	Real Property	29
5.9	Tangible Personal Property	3
5.10	Intellectual Property	34
5.11	Material Contracts	34
5.12	Employee Benefits	33
5.13	Labor	37
5.14	Litigation	35
5.15	Compliance with Laws; Permits	35
5.16	Environmental Matters	35
5.17	Anti-Corruption	36
5.18	Compliance with Trade Laws	36
5.19	Financial Advisors	36
5.20	No Other Representations or Warranties; Schedules	36
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TABLE OF CONTENTS		Page
(Continued)
Schedules

1.1(a)	Weatherford Contributed IP
1.1(b)	Weatherford Employees
1.1(c)	Weatherford Excluded Contracts
1.1(d)	Schlumberger Contributed IP
1.1(e)	Schlumberger Employees
1.1(f)	Schlumberger Excluded Contracts
1.1(g)	Weatherford Knowledge
1.1(h)	Schlumberger Knowledge
1.1(i)	Indebtedness
2.2(a)	Transfers to US JV Company
2.2(b)	Transfers to CA JV Company
3.1(m)	Contributed Assets
5.4	Schlumberger Financial Information
5.8	Schlumberger Real Property
5.9	Schlumberger Personal Property
5.10	Schlumberger Contributed IP
5.11	Schlumberger Material Contracts
5.13	Schlumberger Labor
6.4	Weatherford Financial Information
6.8	Weatherford Real Property
6.9	Weatherford Personal Property
6.10	Weatherford Contributed IP
6.11	Weatherford Material Contracts
6.13	Weatherford Labor
7.1	Conduct of Business
7.5	Operational Readiness
8.1(c)	Approvals

Exhibits

A	Form of Limited Liability Company Agreement
B	Form of IP License Agreement
C	Terms of Employee Matters Agreement
D	Terms of Supply Agreements
E	Terms of Shared Services Agreements and Transition Services Agreements
F	Strategic Plan Principles
G	Terms of Inbound IP License Agreements

iv

MASTER FORMATION AGREEMENT
This MASTER FORMATION AGREEMENT, dated as of March 24, 2017 (the “Agreement”), among Schlumberger Technology Corporation, a Texas corporation (“STC”), Schlumberger Canada Limited, a company organized under the laws of Canada (“SCL” and together with STC, the “Schlumberger Entities,” and each, a “Schlumberger Entity”), WEATHERFORD U.S. HOLDINGS, L.L.C., a Delaware limited liability company (“Weatherford US”) and WEATHERFORD CANADA LTD., an Alberta corporation (“Weatherford CA” and together with Weatherford US, the “Weatherford Entities,” and each, a “Weatherford Entity”).
WITNESSETH:
WHEREAS, the Schlumberger Entities presently conduct the Schlumberger Business and the Weatherford Entities presently conduct the Weatherford Business;
WHEREAS, STC and Weatherford US desire to transfer and assign, directly and indirectly, to (1) a Delaware limited liability company to be formed by Weatherford US, and/or one or more Affiliates thereof (the “US Completions JV”), all of the Contributed Assets and Assumed Liabilities of STC related to the US Business and all of the Contributed Assets and Assumed Liabilities of Weatherford US related to the Onshore Completions Business and Pump Down Perforating Business portions of the Weatherford US Business, and (2) a Delaware limited liability company to be formed by Weatherford US, and/or one or more of Affiliates thereof (the “US Pressure Pumping JV,” and together with the US Completions JV, the “US JV Company”), all of the Contributed Assets and Assumed Liabilities of Weatherford US related to the Pressure Pumping Business portion of the Weatherford US Business, all as more specifically provided herein;
WHEREAS, SCL and Weatherford CA desire to transfer and assign, directly and indirectly, to an Alberta limited partnership to be formed by the parties hereto and the Canada GP (the “CA JV Company” and together with the US JV Company, the “JV Contribution Companies,” and each, a “JV Contribution Company”) all of the Contributed Assets and Assumed Liabilities of SCL and Weatherford CA, respectively, related to the Canadian Business, all as more specifically provided herein; and
WHEREAS, certain terms used in this Agreement are defined in Section 1.1;
NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:
ARTICLE I.

DEFINITIONS
1.1    Certain Definitions.

For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Antitrust Law” shall mean the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act, the Competition Act and all other United States, Canadian, federal or state or foreign or multinational statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws, including merger control Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of lessening or negatively impacting competition, monopolization or restraint of trade.
“ARC” shall mean an advance ruling certificate issued pursuant to section 102(1) of the Competition Act.
“Assumed Liabilities” shall mean, collectively, the Weatherford Assumed Liabilities and the Schlumberger Assumed Liabilities.
“Business” shall mean, collectively, the Schlumberger Business and the Weatherford Business.
“Business Day” shall mean any day of the year on which national banking institutions or principal chartered banks in Houston, Texas or Alberta, Canada are open to the public for conducting business and are not required or authorized to close.
“CA JV Company Formation Documents” shall mean the Limited Partnership Agreement for the CA JV Company, the corporate formation documents for the Canada GP and the Unanimous Shareholder Agreement for the Canada GP, respectively, and executed by Weatherford CA, Canada GP and SCL, as applicable.
“Canadian Business” shall mean, collectively, the Schlumberger Canadian Business and the Weatherford Canadian Business.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Competition Act” shall mean the Competition Act (Canada), as amended.
“Competition Act Approval” shall mean the occurrence of one or more of the following: (i) the parties shall have received an ARC in respect of the transactions contemplated by this Agreement; or (ii) the Commissioner of Competition has confirmed in writing that (s)he does not, at that time, intend to make an application under section 92 of the Competition Act in respect of the transactions contemplated by this Agreement (a “no action letter”), on terms satisfactory to the parties, acting reasonably, and such no action letter shall not have been amended or rescinded, and the applicable waiting period under subsection 123(1) of the Competition Act shall have expired or shall have been terminated under subsection 123(1) of the

Competition Act or the obligations to notify and supply information shall have been waived under subsection 113(c) of the Competition Act.
“Contract” shall mean any written contract, lease, license, purchase order, commitment or other arrangement or agreement.
“Contributed Contracts” shall mean, collectively, the Weatherford Contributed Contracts and the Schlumberger Contributed Contracts.
“Contributed Frac Pumps” shall mean, collectively, the Weatherford Frac Pumps and the Schlumberger Frac Pumps.
“Contributed Intellectual Property” shall mean, collectively, the Weatherford Contributed IP and the Schlumberger Contributed IP.
“Disclosure Schedules” shall mean the Schedules dated and delivered the date of this Agreement and containing exceptions to the representations, warranties and covenants hereof and certain other information called for hereby, each of which is separated as to the US Business and the Canadian Business.
“Documents” shall mean all files, documents, instruments, papers, books, reports, records, tapes, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related primarily to the Business, Weatherford Employees, Schlumberger Employees or the Contributed Assets in each case whether or not in electronic form.
“Employee Benefit Plans” shall mean any plan, program, policy, agreement, arrangement or understanding that is an employment, consulting, deferred compensation, executive compensation, incentive or other bonus plan, all pension, retirement, profit-sharing, savings, supplemental retirement, stock option, stock purchase, stock appreciation right, restricted stock, restricted stock unit, deferred stock unit, or other equity based compensation plan or arrangement, medical, hospitalization, vision, dental, health, life, disability or accident insurance, sick leave, vacation or paid time off plan or program, and any severance, salary continuation, or termination of employment plans, arrangements or agreements, including any “employee benefit plan” as defined in Section 3(3) of ERISA, but excluding with respect to the Canadian Business, Employment Insurance and Canada Pension Plan contributions.
“Employee Matters Agreement” shall mean the agreement designated as such to be executed and delivered by the parties at or prior to Closing, containing the terms set forth on Exhibit C, in a form mutually agreed upon by the parties.
“Environmental Costs and Liabilities” shall mean, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies, and environmental studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any noncompliance or alleged noncompliance with an Environmental Law or Environmental Permit, the presence, Release or threatened Release of Hazardous Materials, the presence, storage, transportation, treatment disposal or recycling of Hazardous Materials at any location, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, order or agreement with any Governmental Body or other person, which relates to any environmental, health or safety condition, noncompliance with Environmental Law or the presence, Release or threatened Release of Hazardous Materials.

“Environmental Law” shall mean any foreign, federal, provincial, state, municipal or local statute, regulation, ordinance, codes, decrees, judgments, directives, Orders, or rule or common law relating to pollution, the protection of human health, welfare and safety of the environment or natural resources, or the manufacture, processing, distribution, use, treatment, storage, Release, threatened Release, transport, management, disposal or handling of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Oil Pollution Act (33 U.S.C. § 2701 et seq.) the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. §§ 11001 et seq.), the Pipeline Safety Act (49 U.S.C. §§ 60101 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Canadian Environmental Protection Act, 1999, S.C. 1999 c. 33, the Fisheries Act, R.S.C. 1985 c. F-14, the Migratory Birds Convention Act, 1994, S.C. 1994 c. 22, the Species at Risk Act, S.C. 2002 c. 29, the Environmental Protection and Enhancement Act, R.S.A 2000, c. E-12, The Environmental Management and Protection Act, 2010, S.S. 2010, c. E-10.22, the Environment Act, C.C.S.M. c. E125, and the Environmental Management Act, S.B.C. 2003, c.53, all as amended, and the regulations promulgated pursuant thereto and all applicable other federal, state, provincial, local and municipal laws analogous to any of the above.
“Equipment” shall mean all equipment and vehicles owned or used by the Weatherford Entities or the Schlumberger Entities, as applicable, primarily in connection with the Weatherford Business or Schlumberger Business, respectively, including mobile pressure pumping equipment, trucks (including both wireline and field support trucks), trailers, pressure control equipment and gun loading equipment.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall mean with respect to any Person, any trade or business, whether or not incorporated, which together with such Person would be deemed a “single employer” within the meaning of Section 414(b), (c) or (m) of the Code.
“Excise Tax Act” shall mean the Excise Tax Act (Canada), as amended.

“Excluded Assets” shall mean, collectively, the Weatherford Excluded Assets and the Schlumberger Excluded Assets.
“Excluded Liabilities” shall mean, collectively, the Weatherford Excluded Liabilities and the Schlumberger Excluded Liabilities.
“Furniture” shall mean all furniture, fixtures, furnishings, leasehold improvements, and other tangible personal property owned or used by the Weatherford Entities or the Schlumberger Entities, as applicable, primarily in the conduct of the Business and located on the Leased Real Property or the Owned Real Property, including all such artwork, desks, chairs, tables, Hardware, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies.
“GAAP” shall mean generally accepted accounting principles in the United States as of the date hereof.
“Government Official” shall mean any (i) officer or employee of any Governmental Body, including any entities owned or controlled by any Governmental Body, such as state-owned or state-operated companies; (ii) officer or employee of a public international organization such as the United Nations or the World Bank; (iii) individual acting in an official capacity for or on behalf of a Governmental Body; and (iv) political party, party official, or candidate for public office.
“Governmental Body” shall mean any government or governmental or regulatory body thereof, or political subdivision thereof, whether domestic, multinational, foreign, federal, provincial, state, municipal or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
“GST” shall mean goods and services tax, including the goods and services tax and the harmonized sales tax levied pursuant to the Excise Tax Act.
“Hardware” shall mean any and all computer and computer-related hardware, including, but not limited to, computers, file servers, facsimile servers, scanners, color printers, laser printers and networks.
“Hazardous Material” shall mean any substance, material or waste which is regulated by any Governmental Body pursuant to Environmental Laws, including petroleum and its derivatives and by-products, asbestos, polychlorinated biphenyls, and any material, waste or substance which is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” under any provision of Environmental Law.
“Horsepower Ratio” shall mean the ratio of (i) the Weatherford Horsepower to (ii) the Schlumberger Horsepower.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax Act” shall mean the Income Tax Act (Canada), as amended.
“Indebtedness” of any Person shall mean, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP, other than leases set forth on Schedule 1.1(i); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).
“Inbound IP License Agreements” shall mean the agreements designated as such to be executed and delivered by the Weatherford Entities and the Schlumberger Entities and the JV Companies at or prior to the Closing, pursuant to which each of the Weatherford Entities and the Schlumberger Entities grant a license for certain Intellectual Property in the Territory that is directly related to the product offerings listed in Exhibit G, on the terms set forth in Exhibit G.
“Intellectual Property” shall mean all intellectual property rights arising from or in respect of the following: (i) all patents and applications therefor, including renewals, extensions, continuations, divisionals, continuations-in-part, or reissue patent applications and patents issuing thereon (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, all trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature (whether registered or unregistered), together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Marks”), (iii) all copyrights (whether registered or unregistered) and registrations and applications therefor and works of authorship, integrated circuit topography rights, and mask work rights (collectively, “Copyrights”); (iv) all trade secrets and rights in confidential information (collectively, “Trade Secrets”); and (v) all Software and Technology.
“JV Companies” shall mean, collectively, the JV Contribution Companies and Canada GP.
“Knowledge” shall mean (i) with respect to the Weatherford Entities, the actual knowledge of those Persons identified on Schedule 1.1(g) and (ii) with respect to the Schlumberger Entities, the actual knowledge of those Persons identified on Schedule 1.1(h).
“Law” shall mean any multinational, federal, provincial, state, local, municipal or foreign law, statute, code, ordinance, rule or regulation.

“Leased Real Property” shall mean, collectively, the Schlumberger Leased Real Property and the Weatherford Leased Real Property.
“Legal Proceeding” shall mean any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Body.
“Liability” shall mean any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.
“Lien” shall mean any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, royalty interest, profit sharing interest, working interest or transfer restriction.
“Limited Partnership Agreement” shall mean the limited partnership agreement to be entered into prior to the Closing among Canada GP, Weatherford CA and SCL, which, together with the Unanimous Shareholder Agreement, and subject to applicable Law (including Laws applicable to partnerships in the Province of Alberta), shall contain substantially the same rights and obligations as the Limited Liability Company Agreements.
“Material Adverse Effect” shall mean with respect to the Weatherford Business or the Schlumberger Business, as applicable, (i) a material adverse effect on the business, assets, properties, results of operations or financial condition of the Weatherford Business (taken as a whole) or the Schlumberger Business (taken as a whole), as applicable, or (ii) a material adverse effect on the ability of the Weatherford Entities or the Schlumberger Entities, as applicable, to consummate the transactions contemplated by this Agreement, other than an effect resulting from an Excluded Matter. “Excluded Matter” means any one or more of the following: (i) the effect of any change in the United States, Canadian, or foreign economies or securities or financial markets in general; (ii) the effect of any change that generally affects any industry in which the Weatherford Entities or the Schlumberger Entities, as applicable, operate; (iii) the effect of any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iv) the effect of any action taken by the JV Companies with respect to the transactions contemplated hereby or with respect to the Weatherford Entities or the Schlumberger Entities, as applicable; (v) the effect of any changes in applicable Laws or accounting rules; or (vi) any effect resulting from the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement.
“Material Contracts” shall mean, collectively, the Weatherford Material Contracts and the Schlumberger Material Contracts.
“Onshore Completions Business” shall mean the manufacture, sale, and service of lower completions products (excluding liner hangers and float equipment), the Weatherford Entities’ NTD liner hangers and the Schlumberger Entities’ Falcon liner top packer (QLH), and the sale and service of upper completions products, completion products used in heavy oil applications, and monitoring (excluding monitoring integrated with artificial lift products), inclusive of both retail and wholesale businesses in the Territory, but expressly excluding safety valves, isolation valves, flow control valves, intelligent completions, sand control tools, other types of sand control screens, multilateral completions, and fluid loss control valves.
“Operational Readiness” shall mean that the frac pumps are able to service clients with no required maintenance to do so.
“Order” shall mean any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.
“Ordinary Course of Business” shall mean the ordinary and usual course of normal day-to-day operations of the Weatherford Business or Schlumberger Business, as applicable.
“Other Real Property Rights” shall mean, collectively, the Schlumberger Other Real Property Rights and the Weatherford Other Real Property Rights.
“Owned Real Property” shall mean, collectively, the Schlumberger Owned Real Property and the Weatherford Owned Real Property.
“Packers Plus” means Packers Plus Energy Services Inc. and its Affiliates.
“Pension Benefit Plan” shall mean every benefit plan subject to Title IV of ERISA or the minimum funding requirements of Section 302 of ERISA.
“Permits” shall mean any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.
“Permitted Exceptions” shall mean (i) Liens for Taxes that are not yet due and payable, or are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (ii) workers’ or unemployment compensation Liens arising in the Ordinary Course of Business; (iii) mechanics’, materialmen’s, suppliers’, vendors’ or similar Liens arising in the Ordinary Course of Business for amounts not yet due and payable or which are being contested in good faith; (iv) utility easements or any right of way, highway, watercourse, right of water, public easement or other easement granted or acquired under any Law in force, not materially impairing the use or value of the burdened property (but not any violation thereof or encroachment thereon); (v) zoning, entitlement, building and other land use regulations which do not materially impair, prohibit or restrict the occupancy or current use of the real property which they encumber (but not any violation thereof or encroachment thereon); (vi) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the real property or matters that may be disclosed by a survey of the real property which do not materially impair, prohibit or restrict the occupancy or current use of the real property which they encumber (but not any violation thereof or any encroachment thereon); and (vii) Liens which, in the aggregate, are not reasonably likely to impair, in any material respect, the continued use of such asset or property (or interest therein) as it is presently used; (viii) any subsisting conditions, provisos, restrictions, exceptions and reservations including royalties, contained in the original grant of the land from the Crown or reserved in or excepted from the Crown grant pursuant to any Law or law or contained in any other grant or disposition from the Crown; (ix) any right of expropriation that may by statute be vested in any person or corporation or Her Majesty; (x) the right of a person to show that all or a portion of the land is, by wrong description of boundaries or parcels, improperly included in the title; (xi) a restrictive condition, right of reverter, or obligation imposed on the land by the Forest Act of British Columbia, that is endorsed on the title; (xii) any subsisting lease or agreement for lease for a term not exceeding three years where there is actual occupation of the land for which title has issued pursuant to the lease or agreement; (xiii) any instrument registered and maintained in force in the general register of the Province of Manitoba pursuant to section 69 of the Manitoba Real Property Act.
“Person” shall mean any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
“Pressure Pumping Business” shall mean hydraulic fracturing (including proppant fracturing and acid fracturing, but excluding low rate acidizing) and perforating gun pump down services and expressly excluding cementing, acidizing, sand control gravel packing, related types of miscellaneous pressure pumping services, and coiled-tubing related services.
“Products” shall mean, collectively, the Weatherford Products and the Schlumberger Products.
“Prohibited Payment” shall mean the corrupt payment, offer, promise to pay, or authorization of the offer, promise or payment, directly or indirectly (i.e., through one or more intermediaries), of any money or anything of value to (i) any Government Official for the purpose of influencing any act or decision of, or for securing any improper advantage from, such Government Official; (ii) any Person to improperly assist in any way in obtaining or retaining business for or with, or directing business to, any Person or entity or gaining any improper business advantage; or (iii) any Government Official or other Person or entity if such payment, offer, promise or authorization would violate the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the UK Bribery Act 2010, as amended (the “UK Bribery Act”), Corruption of Foreign Public Officials Act (Canada), as amended (the “CFPOA”), or any other applicable Law related to anti-corruption.
“Pump Down Perforating Business” shall mean wireline conveyed perforating services where fluid flow is used to transfer a plug and perforation assembly into a horizontal unconventional completion, including associated depth control logging services, including toe preparation products and services, except when toe preparation products and services are combined with logging (in advance of completion).
“Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment.
“Remedial Action” shall mean all actions to (i) clean up, remove, treat, store, manage or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre remedial studies and investigations or post-remedial monitoring and care and (iv) to correct a condition of non-compliance with Environmental Laws.

“Schlumberger Benefit Plan” shall mean every Employee Benefit Plan sponsored, maintained, or contributed to, or required to be contributed to, by either of the Schlumberger Entities, or any ERISA Affiliate of the Schlumberger Entities, for the benefit of current or former employees of the Schlumberger Business.
“Schlumberger Business” shall mean the Pressure Pumping Business, the Pump Down Perforating Business, and the Onshore Completions Business of the Schlumberger Entities, as each is operated within the Territory, but excluding Packers Plus Energy Services Inc. and Absolute Completions Technologies Ltd.
“Schlumberger Canadian Business” shall mean the Schlumberger Business as owned and operated by SCL, including the Schlumberger Contributed Assets contributed by SCL and the SCL Assumed Liabilities.
“Schlumberger Contributed Contracts” shall mean all Contracts to which either Schlumberger Entity or any of its Affiliates is a party or otherwise bound that are primarily related to the Schlumberger Business other than the Schlumberger Excluded Contracts.
“Schlumberger Contributed IP” shall mean the Intellectual Property owned or used by either of the Schlumberger Entities in connection with the Schlumberger Business that is set forth on Schedule 1.1(d).
“Schlumberger Employee” shall mean all individuals, as of the date hereof, who are employed by either of the Schlumberger Entities primarily in connection with the Schlumberger Business, including those listed on Schedule 1.1(e), together with individuals who are hired in respect of the Schlumberger Business after the date hereof and prior to the Closing.
“Schlumberger Excluded Contracts” shall mean the Contracts listed on Schedule 1.1(f).
“Schlumberger Frac Pumps” shall mean the frac pumps included in the Schlumberger Contributed Assets that pursuant to the terms of this Agreement will be contributed to the JV Contribution Companies.
“Schlumberger Horsepower” shall mean the total 1,840,000 horsepower attributable to the Schlumberger Frac Pumps.
“Schlumberger IP License Agreements” shall mean the intellectual property license agreements to be executed and delivered by each of the Schlumberger Entities and the JV Contribution Companies at or prior to Closing substantially in the form of Exhibit B.
“Schlumberger Products” shall mean any and all products developed, manufactured, marketed or sold by the Schlumberger Entities primarily in connection with the Schlumberger Business, whether work in progress or in final form, including production packers and accessories, multi-zone open hole packers (mechanical, swellable, and expandable), frac sleeves, toe sleeves and frac balls, and composite and dissolvable frac plugs.
“Schlumberger Successor Taxes” shall mean in connection with the transfer of property to the CA JV Company under this Agreement any Liability for indirect sales and use Taxes of SCL that, as a consequence of the transfers contemplated in this Agreement under Canadian provincial indirect Tax Laws, become a Liability for indirect sales and use Tax of any of the Weatherford Entities or the CA JV Company.
“Schlumberger Supply Agreements” shall mean the agreements designated as such to be executed and delivered by the Schlumberger Entities and the JV Contribution Companies at or prior to Closing, containing the terms set forth on Exhibit D, in a form mutually agreed upon by the parties.
“Schlumberger US Business” shall mean the Schlumberger Business as owned and operated by STC, including the Schlumberger Contributed Assets contributed by STC and the STC Assumed Liabilities.
“Shared Service Agreements” shall mean the agreements designated as such to be executed and delivered by the Weatherford Entities and/or the Schlumberger Entities and the JV Contribution Companies at or prior to Closing, containing the terms set forth on Exhibit E, in a form mutually agreed upon by the parties.
“Software” shall mean, except to the extent generally available for purchase from a third Person, any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.
“Subsidiary” shall mean any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by another Person.
“Tax Authority” shall mean any federal, state, provincial, local or municipal government, or agency, instrumentality or employee thereof, charged with the administration of any law or regulation relating to Taxes.
“Tax Return” shall mean all returns, declarations, reports, estimates, claims for refund, information returns and statements relating to any Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxes” shall mean (i) all federal, state, provincial, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, margin, capital, sales, use, ad valorem, GST, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, real property, personal property, escheat, unclaimed property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with any item described in clause (i).

“Technology” shall mean, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, trade secrets, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, unpublished research and development information, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, that are used in, incorporated in, embodied in, or displayed by or relate to the Business.
“Territory” shall mean the Provinces of British Columbia, Saskatchewan, Manitoba and Alberta, Canada and the lower contiguous forty-eight States of the United States of America and expressly excluding all offshore markets.
“Transfer Documents” shall mean the documents necessary to transfer the Contributed Assets to the JV Contribution Companies and for the JV Contribution Companies to assume the Assumed Liabilities, including bills of sale, assignment and assumption agreements, election forms and authorizing agreements, assignments of U.S. and Canadian trademark registrations and applications included in the Contributed Intellectual Property, and assignments of Contracts, each in a form mutually agreed upon by the applicable parties.
“Transferred Employees” shall mean each of the employees who remain employed with the Business immediately prior to the Closing and who accept an offer of employment from either of the JV Contribution Companies upon Closing.
“Transition Services Agreement” shall mean the agreement designated as such to be executed and delivered by the Weatherford Entities and/or the Schlumberger Entities and the JV Contribution Companies at or prior to Closing, containing the terms set forth on Exhibit E, in a form mutually agreed upon by the parties.
“UK Bribery Act 2010” shall have the meaning set forth in the definition of “Prohibited Payment”.
“Unanimous Shareholder Agreement” shall mean the unanimous shareholder agreement to be entered into on or prior to the Closing among Canada GP, SCL and Weatherford CA, which, together with the Limited Partnership Agreement, and subject to applicable Law (including Laws applicable to corporations and unanimous shareholders agreements in the Province of Alberta), shall contain substantially the same rights and obligations as the Limited Liability Company Agreements.
“US Business” shall mean, collectively, the STC Business and the Weatherford US Business.
“WARN” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.
“Weatherford Benefit Plan” shall mean every Employee Benefit Plan sponsored, maintained, or contributed to, or required to be contributed to, by either of the Weatherford Entities, or any ERISA Affiliate of the Weatherford Entities, for the benefit of current or former employees of the Weatherford Business.
“Weatherford Business” shall mean the Pressure Pumping Business, the Pump Down Perforating Business, and the Onshore Completions Business of the Weatherford Entities, as each is operated within the Territory.
“Weatherford CA Contribution Note” means the demand, non-interest bearing promissory note issued by CA JV Company to Weatherford CA with a principal amount of $89,500,000, in partial consideration for the contributions set forth in Section 2.2(b).
“Weatherford Canadian Business” shall mean the Weatherford Business as owned and operated by Weatherford CA, including the Weatherford Contributed Assets contributed by Weatherford CA and the Weatherford CA Assumed Liabilities.
“Weatherford Contributed Contracts” shall mean all Contracts to which either Weatherford Entity or any of its Affiliates is a party or otherwise bound that are primarily related to the Weatherford Business other than the Weatherford Excluded Contracts.
“Weatherford Contributed IP” shall mean the Intellectual Property owned or used by either of the Weatherford Entities in connection with the Weatherford Business that is set forth on Schedule 1.1(a).
“Weatherford Employee” shall mean all individuals, as of the date hereof, who are employed by either of the Weatherford Entities primarily in connection with the Weatherford Business, including those listed on Schedule 1.1(b), together with individuals who are hired in respect of the Weatherford Business after the date hereof and prior to the Closing.
“Weatherford Excluded Contracts” shall mean the Contracts listed on Schedule 1.1(c).
“Weatherford Frac Pumps” shall mean the frac pumps included in the Weatherford Contributed Assets that pursuant to the terms of this Agreement will be contributed to the JV Contribution Companies.
“Weatherford Horsepower” shall mean the total 1,043,550 horsepower attributable to the Weatherford Frac Pumps.
“Weatherford IP License Agreements” shall mean the Intellectual Property license agreements to be executed and delivered by each of the Weatherford Entities and the JV Contribution Companies at or prior to Closing substantially in the form of Exhibit B.
“Weatherford Products” shall mean any and all products developed, manufactured, marketed or sold by the Weatherford Entities primarily in connection with the Weatherford Business, whether work in progress or in final form, including production packers and accessories, multi-zone open hole packers (mechanical, swellable, and expandable), frac sleeves, toe sleeves and frac balls, and composite and dissolvable frac plugs.

“Weatherford Successor Taxes” shall mean in connection with the transfer of property to the CA JV Company under this Agreement any Liability for indirect sales and use Taxes of Weatherford CA that, as a consequence of the transfers contemplated in this Agreement under Canadian provincial indirect Tax Laws, become a Liability for indirect sales and use Tax of any of the Schlumberger Entities or the CA JV Company.
“Weatherford Supply Agreement” shall mean the agreements designated as such to be executed and delivered by the Weatherford Entities and the JV Contribution Companies at or prior to Closing, containing the terms set forth on Exhibit D, in a form mutually agreed upon by the parties.
“Weatherford US Business” shall mean the Weatherford Business as owned and operated by Weatherford US, including the Weatherford Contributed Assets contributed by Weatherford US and the Weatherford US Assumed Liabilities.
1.2    Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Acquisition Transaction	7.10(a)
Agreement	Recitals
Assumed Liabilities	3.3(b)
CA JV Company	Recitals
Canada GP	2.1(a)(i)
Canadian Purchase Price	2.3(a)
Cash Payment Amount	7.5
CFPOA	1.1 (in Prohibited Payment definition)
Claim	9.3(a)
Closing	4.1
Closing Date	4.1
Company	Recitals
Company Indemnified Parties	9.2(a)
Copyrights	1.1 (in Intellectual Property definition)
Expenses	9.2(a)(iv)
FCPA	5.17
Frac Pump Readiness Ratio	7.5
Fundamental Representations	9.1
JV Contribution Company(ies)	Recitals
JV Companies	2.1(a)(i)
Limited Liability Company Agreement	8.1(d)
Losses	9.2(a)(i)
Marks	1.1 (in Intellectual Property definition)
no action letter	1.1 (in Competition Act Approval definition)
Nonassignable Assets	3.5(c)
Operational Readiness Cost	7.5
Outside Date	4.2(a)
Patents	1.1 (in Intellectual Property definition)

PBGC	5.12(b)
Representatives	7.10(a)
Selling Party	7.10(a)
Schlumberger Assumed Liabilities	3.3(b)
Schlumberger Contributed Assets	3.1
Schlumberger Contributed Frac Pumps	7.5
Schlumberger Documents	5.2
Schlumberger Entities	Recitals
Schlumberger Excluded Assets	3.2(b)
Schlumberger Excluded Liabilities	3.4
Schlumberger Financial Information	5.4
Schlumberger Indemnified Parties	9.2(a)
Schlumberger Joint Facility	5.8(c)
Schlumberger Leased Real Property	5.8(a)(i)
Schlumberger Marks	7.6
Schlumberger Material Contracts	5.11(a)
Schlumberger Other Real Property Rights	5.8(a)(i)
Schlumberger Owned Real Property	5.8(a)(i)
Schlumberger Personal Property Leases	5.9
Schlumberger Real Property Lease	5.8(b)
Schlumberger Straddle Period Tax Returns	7.12(b)(vi)
Schlumberger Tax Matter	7.12(b)(vii)
Schlumberger Third Party Claims SCL	3.2(b)(vii) Recitals
STC	Recitals
Survival Period	9.1
Tax Matter	7.12(b)(vii)
Trade Secrets	1.1 (in Intellectual Property definition)
Transfer Taxes	7.12(c)
UK Bribery Act	1.1 (in Prohibited Payment definition)
US Completions JV	Recitals
US Completions Purchase Price	2.3(b)
US JV Company	Recitals
US Pressure Pumping JV	Recitals
US Pressure Pumping Purchase Price	2.3(b)
US Purchase Price	2.3(a)
Weatherford Assumed Liabilities	3.3(a)
Weatherford CA	Recitals
Weatherford Contributed Assets	3.1
Weatherford Documents	6.2
Weatherford Entities	Recitals
Weatherford Excluded Assets	3.2(a)
Weatherford Excluded Liabilities	3.4
Weatherford Financial Information	6.4
Weatherford Indemnified Parties	9.2(b)
Weatherford Joint Facility	6.8(c)

Weatherford Leased Real Property	6.8(a)(i)
Weatherford Marks	7.6
Weatherford Material Contracts	6.11(a)
Weatherford Other Real Property Rights	6.8(a)(i)
Weatherford Owned Real Property	6.8(a)(i)
Weatherford Personal Property Leases	6.9
Weatherford Real Property Lease	6.8(b)
Weatherford Straddle Period Tax Returns	7.12(b)(vi)
Weatherford Tax Matter	7.12(b)(vii)
Weatherford Third Party Claims	3.2(a)(vii)
Weatherford US	Recitals

1.3    Other Definitional and Interpretive Matters

(a)    Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.
Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter or item disclosed on one schedule shall be deemed to have been disclosed on each other schedule to which the applicability of such matter or item is readily apparent from the context. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.
Herein. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
(b)    The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II.

ORGANIZATION OF THE COMPANY

2.1    Formation of the JV Companies.

(a)    Formation of the Canada GP and CA JV Company.

(i)    Prior to Closing, SCL and Weatherford CA will form or cause to be incorporated and organized a corporation under the laws of the Province of Alberta, which will serve as the general partner of the CA JV Company (the “Canada GP”) and SCL, Weatherford CA and Canada GP will enter into the Unanimous Shareholder Agreement.

(ii)    Prior to the Closing, Weatherford CA, SCL and the Canada GP will enter into the Limited Partnership Agreement to form the CA JV Company and complete the required filing of the certificate prescribed by section 52 of the Partnership Act (Alberta) to register the CA JV Company as a limited partnership in Alberta and to extra-provincially register, as may be required.

(iii)    Subsequent to the formation of the Canada GP and the CA JV Company, but prior to Closing, Canada GP and CA JV Company shall register with the Canada Revenue Agency for a business number, a GST/HST account and any applicable provincial tax account numbers.

(b)    Formation of the US JV Company. Prior to Closing, Weatherford US will file, or cause to be filed, Certificates of Formation with the Secretary of State of the State of Delaware to form each of the US Completions JV and the US Pressure Pumping JV and, at the Closing, Weatherford US and STC shall enter into the Limited Liability Company Agreement for the US Completions JV and a Limited Liability Company Agreement for the US Pressure Pumping JV.

2.2    Transfers to the JV Contribution Companies. The US Business shall be transferred to the US JV Company substantially in accordance with the steps set forth in Schedule 2.2(a) hereto.

(b)    The Canadian Business shall be transferred to the CA JV Company substantially in accordance with the steps set forth in Schedule 2.2(b) hereto.

2.3    Purchase Price Allocation.

(a)    The parties agree that the allocable cash purchase price paid by STC in respect of the US Business shall be $445,500,000, and the allocable cash purchase price paid by SCL in respect of the Canadian Business shall be $89,500,000.

(b)    The parties agree that the allocable cash purchase price paid by STC for the purchase of its interest in the US Completions JV from Weatherford US shall be $407,000,000 (the “US Completions
Purchase Price”), and the allocable cash purchase price paid by STC for the purchase of its interest in the US Pressure Pumping JV from Weatherford US shall be $38,500,000 (the “US Pressure Pumping Purchase Price”).

ARTICLE III.

CONTRIBUTION OF ASSETS; ASSUMPTION OF LIABILITIES

3.1    Contribution of Assets. The parties agree that the “Weatherford Contributed Assets” and the “Schlumberger Contributed Assets” shall mean each of the following assets of the Weatherford Entities or the Schlumberger Entities, respectively, to the extent primarily related to the Weatherford Business or the Schlumberger Business, as applicable:

(a)    all inventory, raw materials, work-in-process, finished goods, purchased goods, materials and supplies, including in-transit inventories, spare parts and stores, used or intended to be used primarily in connection with the Business, including all Products;

(b)    all deposits (including customer deposits and security deposits for rent, electricity, telephone or otherwise) and prepaid charges and expenses;

(c)    all rights to Owned Real Property, Leased Real Property and Other Real Property Rights, together with all improvements, fixtures and other appurtenances thereto and rights in respect thereof;

(d)    the Furniture and the Equipment;

(e)    the Contributed Intellectual Property (except any trade name declarations);

(f)    the Contributed Contracts;

(g)    all Documents that are used in, held for use in or intended to be used in, or that arise primarily out of, the Business, including Documents relating to Products, services, marketing, advertising, promotional materials, Contributed Intellectual Property, personnel files for Transferred Employees and all files, customer files and documents (including credit information), customer and supplier lists, records, literature and correspondence, whether or not physically located on any of the premises referred to in clause (d) above, but excluding personnel files for Employees who are not Transferred Employees (provided that each of the Weatherford Entities and the Schlumberger Entities shall be entitled to retain a copy of all Documents that are not used exclusively in the Business for continued use outside of the Business);

(h)    all Permits used exclusively in connection with the Business;

(i)    all rights under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with Employees and agents or with third parties to the extent relating to the Business or the Contributed Assets (or any portion thereof);

(j)    all rights under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to products sold, or services provided, or to the extent affecting any Contributed Assets;

(k)    all goodwill associated with the Business and the Contributed Intellectual Property;

(l)    the assets and business comprising the Weatherford Entities’ offshore Pacific Division (regardless of whether such division operates within the Territory); and

(m)    the assets set forth on Schedule 3.1(m).

3.2    Excluded Assets.

(a)    Nothing herein contained shall be deemed to contribute, transfer, assign or convey the Weatherford Excluded Assets to the JV Contribution Companies, and the Weatherford Entities shall retain all right, title and interest to, in and under the Weatherford Excluded Assets. “Weatherford Excluded Assets” shall mean all assets, properties, interests and rights of the Weatherford Entities other than the Weatherford Contributed Assets, including each of the following assets:

(i)    all cash, cash equivalents, bank deposits or similar cash items of the Weatherford Entities;

(ii)    all accounts receivable of the Weatherford Entities;

(iii)    the Weatherford Excluded Contracts;

(iv)    the name “Weatherford”;

(v)    any and all Intellectual Property of the Weatherford Entities other than the Weatherford Contributed IP;

(vi)    all insurance policies and contracts (including those issued by captive insurance companies) maintained by the Weatherford Entities or their respective Affiliates and all rights, Claims and causes of action under such insurance policies and contracts;

(vii)    except to the extent specifically provided in the Employee Matters Agreement, all assets arising out of, relating to or with respect to the Weatherford Benefit Plans;

(viii)    all rights, claims, credits, causes of action or rights of set-off of the Weatherford Entities against any Third Party (the “Weatherford Third Party Claims”) to the extent related or attributable to, periods prior to the Closing Date (including claims for adjustments or refunds), in each case whether or not the Third Party Claims are pending or threatened as of the date hereof or the Closing Date; and

(ix)    any rights, claims, credits, causes of action or rights of set-off related to Packers Plus.

(b)    Nothing herein contained shall be deemed to contribute, transfer, assign or convey the Schlumberger Excluded Assets to the JV Contribution Companies, and the Schlumberger Entities shall retain all right, title and interest to, in and under the Schlumberger Excluded Assets. “Schlumberger Excluded Assets” shall mean all assets, properties, interests and rights of the Schlumberger Entities, other than the Schlumberger Contributed Assets, including each of the following assets:

(i)all cash, cash equivalents, bank deposits or similar cash items of the Schlumberger Entities;

(ii)all accounts receivable of the Schlumberger Entities;

(iii)the Schlumberger Excluded Contracts;

(iv)the name “Schlumberger”;

(v)any and all Intellectual Property of the Schlumberger Entities other than the Schlumberger Contributed IP;

(vi)all insurance policies and contracts (including those issued by captive insurance companies) maintained by the Schlumberger Entities or their respective Affiliates and all rights, Claims and causes of action under such insurance policies and contracts;

(vii)all of the manufacturing assets related to the Schlumberger Entities’ Onshore Completions Business;

(viii)except to the extent specifically provided in the Employee Matters Agreement, all Assets arising out of, relating to or with respect to the Schlumberger Benefit Plans; and

(ix)all rights, claims, credits, causes of action or rights of set-off of the Schlumberger Entities against any Third Party (the “Schlumberger Third Party Claims”) to the extent related or attributable to, periods prior to the Closing Date (including claims for adjustments or refunds), in each case whether or not the Third Party Claims are pending or threatened as of the date hereof or the Closing Date.

3.3    Assumption of Liabilities.

(a)    US Assumed Liabilities.

(i)    On the terms and subject to the conditions set forth in this Agreement, at the Closing, the US JV Company shall assume, effective as of the Closing, and shall timely perform and discharge in accordance with their respective terms, the following liabilities of Weatherford US (collectively, the “Weatherford US Assumed Liabilities”):
(A)    subject to Section 3.4(c), all Liabilities of Weatherford US under the Weatherford Contributed Contracts that arise out of or relate to the period from and after the Closing.

(ii)    On the terms and subject to the conditions set forth in this Agreement, at the Closing, the US JV Company shall assume, effective as of the Closing, and shall timely perform and discharge in accordance with their respective terms, the following liabilities of STC (collectively, the “STC Assumed Liabilities”):

(A)    subject to Section 3.4(c), all Liabilities of STC under the Schlumberger Contributed Contracts that arise out of or relate to the period from and after the Closing.

(b)    CA Assumed Liabilities.

(i)    On the terms and subject to the conditions set forth in this Agreement, at the Closing, the CA JV Company shall assume, effective as of the Closing, and shall timely perform and discharge in accordance with their respective terms, the following liabilities of Weatherford CA (collectively, the “Weatherford CA Assumed Liabilities,” and together with the Weatherford US Assumed Liabilities, the “Weatherford Assumed Liabilities”):

(A)    subject to Section 3.4(c), all Liabilities of Weatherford CA under the Weatherford Contributed Contracts that arise out of or relate to the period from and after the Closing.

(ii)    On the terms and subject to the conditions set forth in this Agreement, at the Closing, the CA JV Company shall assume, effective as of the Closing, and shall timely perform and discharge in accordance with their respective terms, the following liabilities of SCL (collectively, the “SCL Assumed Liabilities,” and together with the STC Assumed Liabilities, the “Schlumberger Assumed Liabilities”):

(A)    subject to Section 3.4(c), all Liabilities of SCL under the Schlumberger Contributed Contracts that arise out of or relate to the period from and after the Closing.

3.4    Excluded Liabilities. The JV Companies will not assume or be liable for any Excluded Liabilities. The parties agree that the “Weatherford Excluded Liabilities” and the “Schlumberger Excluded

Liabilities” shall mean all Liabilities of the Weatherford Entities or the Schlumberger Entities, respectively, arising out of, relating to or otherwise in respect of the Weatherford Business or the Schlumberger Business, respectively, on or before the Closing Date and all other Liabilities of the Weatherford Entities or the Schlumberger Entities, as applicable, other than the Assumed Liabilities, including the following Liabilities:

(a)    all Environmental Costs and Liabilities, to the extent arising out of or otherwise related to (i) the ownership or operation by the Weatherford Entities or the Schlumberger Entities, as applicable of (A) the Owned Real Property or Leased Real Property (or any condition thereon) on or prior to the Closing Date (including (i) the presence, Release or threatened Release (if existing as of the Closing) of any Hazardous Material, regardless of by whom or (ii) any noncompliance or alleged noncompliance with Environmental Laws), (B) the Business on or prior to the Closing Date, (C) the Excluded Assets or any other real property formerly owned, operated, leased or otherwise used by the Weatherford Entities or the Schlumberger Entities, as applicable or (ii) from the transportation, storage, management disposal, treatment or recycling of Hazardous Material generated by and taken offsite by or on behalf of the Weatherford Entities or the Schlumberger Entities, as applicable, prior to and through the Closing Date;

(b)    except to the extent specifically provided in the Employee Matters Agreement, all Liabilities arising out of, relating to or with respect to (i) the employment or performance of services, or termination of employment or services by the Weatherford Entities or the Schlumberger Entities, as applicable, of any individual on or before the Closing Date, (ii) workers’ compensation claims against the Weatherford Entities or the Schlumberger Entities, as applicable, that relate to the period on or before the Closing Date, irrespective of whether such claims are made prior to or after the Closing or (iii) any Employee Benefit Plan sponsored, maintained, or contributed to, or required to be contributed to, by the Weatherford Entities or the Schlumberger Entities or their respective Subsidiaries;

(c)    all Liabilities arising out of, under or in connection with Contracts that are not Contributed Contracts and, with respect to Contributed Contracts, Liabilities in respect of a breach by or default of the Weatherford Entities or the Schlumberger Entities, as applicable, accruing under such Contracts with respect to any period prior to Closing;

(d)    all Liabilities arising out of, under or in connection with any Indebtedness of the Weatherford Entities or the Schlumberger Entities, as applicable;

(e)    all Liabilities for (i) all Taxes relating to the Weatherford Business, the Schlumberger Business or the Contributed Assets with respect to any Taxable period, or portion thereof, ending on or before the Closing Date; and (ii) all Taxes of the Weatherford Entities, the Schlumberger Entities, or any member of a consolidated, combined or unitary group of which any of the Weatherford Entities or the Schlumberger Entities is or was a member, pursuant to Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under state, local or foreign Law);

(f)    all Liabilities in respect of any pending or threatened Legal Proceeding, or any claim arising out of, relating to or otherwise in respect of (i) the operation of the Business to the extent such Legal

Proceeding or claim relates to such operation on or prior to the Closing Date, (ii) Packers Plus or (iii) any Excluded Asset;

(g)    all Liabilities in respect of any and all Products sold or services performed by the Weatherford Entities or the Schlumberger Entities, as applicable, on or before the Closing Date; and

(h)    all Liabilities relating to amounts required to be paid by the Weatherford Entities or the Schlumberger Entities hereunder.

3.5    Further Conveyances and Assumptions; Consent of Third Parties.

(a)    From time to time following the Closing, the Weatherford Entities and the Schlumberger Entities shall, or shall cause their respective Affiliates to, make available to the JV Contribution Companies such non-confidential data in personnel records of Transferred Employees as is reasonably necessary for the JV Contribution Companies to transition such Employees into the JV Contribution Companies’ records.

(b)    From time to time following the Closing, the Weatherford Entities, the Schlumberger Entities and the JV Contribution Companies shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to the JV Contribution Companies and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to the JV Contribution Companies under this Agreement and to assure fully to the Weatherford Entities and the Schlumberger Entities and their respective Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by the JV Contribution Companies under this Agreement, and to otherwise make effective the transactions contemplated hereby and thereby.

(c)    Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Contributed Asset, including any Contract, Permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Body or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained. With respect to Material Contracts or Permits that are material for the Business as a going concern after the Closing Date, each of the Weatherford Entities or the Schlumberger Entities, as applicable, shall use its commercially reasonable efforts to cooperate with the applicable JV Contribution Company at its request for up to 180 days following the Closing Date in endeavoring to obtain such consents promptly; provided, however, that such efforts shall not require such Weatherford Entity or Schlumberger Entity, as applicable, to incur any expenses or Liabilities or provide any financial accommodation or to remain secondarily or contingently liable for any Assumed Liability to obtain any such consent. The JV Contribution Companies and the Weatherford Entities

or the Schlumberger Entities, as applicable, shall use their respective commercially reasonable efforts to obtain, or cause to be obtained, any consent, substitution, approval or amendment required to novate all Liabilities under any and all Contributed Contracts or other Liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of any of the Weatherford Entities or the Schlumberger Entities, as applicable, so that, in any such case, the JV Contribution Companies shall be solely responsible for such Liabilities. To the extent permitted by applicable Law, and the terms of such Nonassignable Asset, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by the Weatherford Entities or the Schlumberger Entities, as applicable, in trust for the JV Contribution Companies and the covenants and obligations thereunder shall be performed by the applicable JV Contribution Company in the applicable Weatherford Entity’s or Schlumberger Entity’s name and all benefits and obligations existing thereunder shall be for such JV Contribution Company’s account. The Weatherford Entities or the Schlumberger Entities, as applicable, shall take or cause to be taken at the JV Contribution Companies’ expense such actions in its name or otherwise as the JV Contribution Companies may reasonably request so as to provide the JV Contribution Companies with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and the Weatherford Entities or the Schlumberger Entities, as applicable, shall promptly pay over to the JV Contribution Companies all money or other consideration received by it in respect of all Nonassignable Assets. As of and from the Closing Date, the Weatherford Entities and the Schlumberger Entities on behalf of themselves and their respective Affiliates authorize the JV Contribution Companies, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at the JV Contribution Companies’ expense, to perform all the obligations and receive all the benefits of the Weatherford Entities or the Schlumberger Entities, respectively, or their respective Affiliates under the Nonassignable Assets and appoints the JV Contribution Companies its attorney-in-fact to act in its name on its behalf or in the name of its applicable Affiliate and on such Affiliate’s behalf with respect thereto, and the JV Contribution Companies agree, jointly and severally, to indemnify and hold the Weatherford Entities and the Schlumberger Entities and their Affiliates, agents, successors and assigns harmless from and against any and all Liabilities and Losses based upon, arising out of or relating to the JV Contribution Companies’ performance of, or failure to perform, such obligations under the Nonassignable Assets.

3.6    Assets and Liabilities Relating to Employees. Notwithstanding the foregoing provisions of this Article III, the Employee Matters Agreement shall govern the retention by the Weatherford Entities, the Schlumberger Entities and their respective Subsidiaries or the transfer to the JV Contribution Companies of assets and liabilities relating to Employee Benefit Plans or current and former employees of the Weatherford Business and the Schlumberger Business.

3.7    Use of Marks. For the avoidance of doubt, the JV Contribution Companies shall not use any Marks owned by any Schlumberger Entity or Weatherford Entity, or any Affiliates thereof, that are not included in the Contributed Intellectual Property or licensed under the Inbound IP License Agreements, except with the Schlumberger Entities’ or Weatherford Entities’ (as applicable) prior written consent.

ARTICLE IV.

CLOSING AND TERMINATION

4.1    Closing Date. Subject to the satisfaction of the conditions set forth in Sections 8.1, 8.2 and 8.3 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the contribution of the Contributed Assets and the assumption of the Assumed Liabilities provided for in Article II and Article III hereof (the “Closing”) shall take place (i) with respect to the assets and liabilities transferred to the US JV Company, at the offices of Baker & Hostetler LLP located at 811 Main Street, Suite 1100, Houston, Texas 77002 (or at such other place as the parties may designate in writing) and (ii) with respect to the assets and liabilities transferred to the CA JV Company, at the offices of Bennett Jones LLP located at 4500 Bankers Hall East, 855 2nd Street SW Calgary, Alberta T2P 4K7 (or at such other place as the parties may designate in writing), in each case at 10:00 a.m. (Central Standard time) on a date to be specified by the parties, which date shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in
Article VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.”

4.2    Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a)    At the election of the Weatherford Entities or the Schlumberger Entities on or after December 31, 2017 (the “Outside Date”) if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in material default of any of its obligations hereunder; provided, further, however, if the Closing cannot occur as of the Outside Date because one or more of the conditions set forth in Section 8.1(b) or Section 8.1(c) has not been satisfied, then the Outside Date shall automatically extend until the date that is the earlier of (1) fifteen (15) Business Days after all of the closing conditions in Section 8.1(b) and Section 8.1(c) have been satisfied and (2) June 30, 2018;

(b)    by mutual written consent of the Weatherford Entities and the Schlumberger Entities; or

(c)    by the Weatherford Entities or the Schlumberger Entities if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence).

4.3    Procedure Upon Termination. In the event of termination by the Weatherford Entities or the Schlumberger Entities, or both, pursuant to Section 4.2 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and there shall be no contribution of the contemplated assets hereunder, without further action by the Weatherford Entities or the Schlumberger Entities.

4.4    Effect of Termination.

(a)    In the event that this Agreement is terminated in accordance with Section 4.2, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Weatherford Entities or the Schlumberger Entities; provided, that no such termination shall relieve any party hereto from liability for any willful breach of this Agreement and, provided, further, that the obligations of the parties set forth in Article X hereof shall survive any such termination and shall be enforceable hereunder.

(b)    Nothing in this Section 4.4 shall relieve the Weatherford Entities or the Schlumberger Entities of any liability for a breach of this Agreement prior to the date of termination. The damages recoverable by the non-breaching party shall include all attorneys’ fees reasonably incurred by such party in connection with the transactions contemplated hereby.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE SCHLUMBERGER ENTITIES

Except as set forth in the corresponding Section of the Disclosure Schedules, it being understood that any such disclosure set forth in the applicable Section of the Disclosure Schedules shall be deemed to be part of each applicable corresponding representation and warranty hereunder, STC (solely with respect to the Schlumberger US Business) and SCL (solely with respect to the Schlumberger Canadian Business) each hereby represent and warrant to the applicable Weatherford Entity and the applicable JV Company that:
5.1    Organization and Good Standing. STC is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. SCL is a corporation duly organized, validly existing and in good standing under the laws of the Province of Alberta, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Schlumberger Entities are duly qualified or authorized to do business as a foreign corporation and are in good standing under the laws of each jurisdiction in which it owns or leases real property in connection with the Schlumberger Business and each other jurisdiction in which the conduct of the Schlumberger Business or the ownership of their respective properties related to the Schlumberger Business requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

5.2    Authorization of Agreement. Each of the Schlumberger Entities has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by such Schlumberger Entity in connection with the consummation of the transactions contemplated by this Agreement (the “Schlumberger Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Schlumberger Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each Schlumberger Entity. This Agreement has been, and each of the Schlumberger Documents will be at or prior to the Closing, duly and validly executed and delivered by each Schlumberger Entity which is a party thereto and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Schlumberger Documents when so executed and delivered will constitute, legal, valid and binding obligations of such Schlumberger Entity enforceable against such Schlumberger Entity in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3    Conflicts; Consents of Third Parties.

(a)    None of the execution and delivery by the Schlumberger Entities of this Agreement or the Schlumberger Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Schlumberger Entities with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to acceleration of rights or obligations, or a right of termination or cancellation under any provision of (i) the certificate of incorporation or amalgamation (as the case may be), any unanimous shareholder agreement, and by-laws or comparable organizational documents of either of the Schlumberger Entities; (ii) any Contract or Permit to which either of the Schlumberger Entities is a party or by which any of the Schlumberger Contributed Assets are bound; (iii) any Order of any Governmental Body applicable to either of the Schlumberger Entities or by which any of the Schlumberger Contributed Assets are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not have a Material Adverse Effect.

(b)    No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Schlumberger Entities in connection with the execution and delivery of this Agreement or the Schlumberger Documents, the compliance by the Schlumberger Entities with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, or the taking by the Schlumberger Entities of any other action contemplated hereby or thereby, except for (i) compliance with the applicable requirements of Antitrust Law, and (ii) for such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications, the failure of which to be obtained or made would not have a Material Adverse Effect.

5.4    Financial Information. The unaudited financial information set forth in Schedule 5.4 (the “Schlumberger Financial Information”) has been prepared in accordance with the books and records of the Schlumberger Entities in all material respects and has been prepared in accordance with the Schlumberger Entities’ historical accounting policies and practices and is fairly presented in all material respects with respect to the Schlumberger Business as of the date hereof.

5.5    Title to Contributed Assets; Sufficiency; Condition.

(a)    The Schlumberger Entities and their respective Affiliates own and have good title to or a valid and enforceable leasehold interest in each of the Schlumberger Contributed Assets, free and clear of all Liens other than Permitted Exceptions.

(b)    The Schlumberger Contributed Assets, together with the services being provided under the Shared Services Agreements, the Transition Services Agreement, the products to be supplied under the Schlumberger Supply Agreements, and the Intellectual Property to be licensed under the Inbound IP License Agreements between the Schlumberger Entities and the JV Companies, constitute all property and other rights necessary to operate and conduct the Schlumberger Business in substantially the same manner as it is currently being operated and conducted. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Schlumberger Business, all of the
personal property currently used in the Schlumberger Business and included in the Schlumberger Contribution Assets (i) is in good operating condition and repair (ordinary wear and tear excepted) and (ii) has been maintained in a manner consistent with industry practice.

5.6    No Material Changes. Since December 31, 2016, no change in the Schlumberger Business or the Schlumberger Contributed Assets has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Schlumberger Business. Since December 31, 2016, the Schlumberger Entities and their respective Affiliates have caused the Schlumberger Business to be conducted in the Ordinary Course of Business consistent with its past practice (including with respect to the collection of receivables, payment of payables and other liabilities, advertising activities, bidding and sales practices, equipment maintenance, replacements or upgrades, inventory levels, accounting policies, contributions to or accruals to or in respect of Schlumberger Benefit Plans and off-site and on-site storage, treatment and disposal of Hazardous Substances generated prior to Closing).

5.7    Taxes.

(a)    The Schlumberger Entities and their respective Affiliates have filed all material Tax Returns they were required to file with respect to the Schlumberger Business. All such Tax Returns were true, correct, and complete in all material respects. All material Taxes due and owing with respect to the Schlumberger Business have been paid. Neither of the Schlumberger Entities nor any of their respective Affiliates is currently the beneficiary of any extension of time within which to file any income Tax Return with respect to the Schlumberger Business. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the Schlumberger Contributed Assets. The Schlumberger Entities and their respective Affiliates have, to the extent relating to the Schlumberger Business, withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(b)    There is no material dispute or claim concerning any Tax liability of the Schlumberger Entities or their respective Affiliates with respect to the Schlumberger Business claimed or raised by any Tax Authority in writing.

(c)    Neither the Schlumberger Entities nor any of their respective Affiliates have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency with respect to the Schlumberger Business.

(d)    Neither of the Schlumberger Entities nor any of their respective Affiliates is a party to or bound by any Tax allocation or sharing agreement with respect to the Schlumberger Business (other than provisions in agreements entered into in the Ordinary Course of Business and not primarily concerning Taxes).

(e)    Each of the Schlumberger Entities that disposes of “taxable Canadian property” within the meaning of subsection 248(1) of the Income Tax Act to a JV Contribution Company under this Agreement is not a non-resident of Canada for the purposes of the Income Tax Act and SCL is a resident of Canada for the purposes of the Income Tax Act.

(f)    The representations and warranties in this Section 5.7 and Section 5.12 are the exclusive representations and warranties by the Schlumberger Entities relating to Tax matters.

5.8    Real Property.

(a)    Title.

(i)    Set forth in Schedule 5.8 is a correct and complete list as of the date hereof of (1) all owned real property included in the Schlumberger Contributed Assets (the “Schlumberger Owned Real Property”), (2) all leasehold estates in all leased real property included in the Schlumberger Contributed Assets (the “Schlumberger Leased Real Property”) and (3) all licenses, occupancy or possessory interests and other real property interests included in the Schlumberger Contributed Assets (the “Schlumberger Other Real Property Rights”). Schedule 5.8 also identifies all Schlumberger Owned Real Property, Schlumberger Leased Real Property and Schlumberger Other Real Property Rights that also are used as of the date hereof by other businesses of the Schlumberger Entities or their respective Affiliates and describes the nature of such use by such other businesses of the Schlumberger Entities or their respective Affiliates, and such use does not interfere with the Schlumberger Business. No Schlumberger Owned Real Property is leased to any third party, the Schlumberger Entities have not granted any third party any license, possessory or occupancy right or other similar right therein other than Permitted Exceptions, and no Schlumberger Leased Real Property is subleased to any third party. The Schlumberger Entities or a Subsidiary of the Schlumberger Entities have (A) good and indefeasible fee title to all Schlumberger Owned Real Property, (B) good and valid title to the leasehold estates in all Schlumberger Leased Real Property and (C) good and valid title to all Schlumberger Other Real Property Rights, in the case of each of clauses (A), (B) and (C) above, free and clear of all Liens, subject only to Permitted Exceptions.

(ii)    There are no outstanding options, rights of first offer or rights of first refusal to purchase any of the Schlumberger Real Owned Property or any portion of or any interest therein.

(b)    Schlumberger Real Property Leases. Each of the leases relating to the Schlumberger Leased Real Property (each, a “Schlumberger Real Property Lease”) is in full force and effect and constitutes the legal, valid and binding obligations of the Schlumberger Entity party thereto and, to the Knowledge of the Schlumberger Entities, the other parties thereto, enforceable against such Schlumberger Entity and, to the Knowledge of the Schlumberger Entities, the other parties thereto, in accordance with their respective terms. No Schlumberger Real Property Lease has been amended, modified or supplemented except as described in Schedule 5.8. No party to any Schlumberger Real Property Lease has repudiated any provision thereof, and neither the Schlumberger Entities nor, to the Knowledge of the Schlumberger Entities, any other party thereto, is in breach of any of its respective obligations thereunder, and no event has occurred (including the failure to obtain any consent) which, with notice or lapse of time or both, would constitute a breach or default thereunder.

(c)    Joint Use Facilities. Schedule 5.8 sets forth a correct and complete list as of the date hereof of all material owned or leased real property of the Schlumberger Entities that is not being included in the Schlumberger Contributed Assets but which is used by the Schlumberger Business (each, a “Schlumberger Joint Facility”).

(d)    No Other Realty. Except for the Schlumberger Owned Real Property, the Schlumberger Leased Real Property and the Schlumberger Other Real Property Rights, neither the Schlumberger Entities nor any Affiliate of the Schlumberger Entities owns or leases any real property used or held for use primarily in or related primarily to or necessary for the operation or conduct of the Schlumberger Business or has any options to acquire any fee interest or leasehold interest in any real property for use primarily in or related primarily to or necessary for the operation or conduct of the Schlumberger Business.

(e)    No Claims. There are no pending or, to the Knowledge of the Schlumberger Entities, threatened condemnation, eminent domain, expropriation or similar proceedings, or any pending, contemplated or threatened Legal Proceedings or any unsatisfied claims or judgments which could in any manner adversely affect use or market value, affecting the Schlumberger Owned Real Property, the Schlumberger Leased Real Property or the Schlumberger Other Real Property Rights. There are no existing public improvements which may reasonably be expected to result in any special assessment against the Schlumberger Owned Real Property.

(f)    Title Exceptions. All utility easements, rights of access and other easements and similar rights serving the Schlumberger Owned Real Property are legally enforceable to permit the operation of the Schlumberger Business in substantially the manner in which the Schlumberger Business is currently operated. Other than Permitted Exceptions, there are no encroachments upon the Schlumberger Owned Real Property and no encroachments of any improvements composing the Schlumberger Owned Real Property onto adjacent property, except for such encroachments as have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on a particular item of real property. The improvements to the Schlumberger Owned Real Property (and the current uses thereof) do not violate set-back, building or side lines, or any applicable land use covenants, zoning regulations, or similar enforceable restrictions, nor do they encroach on any easements located on the Schlumberger Owned Real Property.

5.9    Tangible Personal Property.

(a)    Schedule 5.9(a) sets forth an accurate and complete list, in all material respects, of all fixed assets of the Schlumberger Entities that are included in the Schlumberger Contributed Assets, including a description, location and net book value for each fixed asset.

(b)    Schedule 5.9(b) sets forth all leases of personal property by the Schlumberger Entities primarily related to the Schlumberger Business (“Schlumberger Personal Property Leases”) involving annual payments in excess of $1,000,000. To the Knowledge of the Schlumberger Entities, neither of the Schlumberger Entities have received any written notice of any default or event that with notice or lapse of time or both would constitute a default by either Schlumberger Entity under any of the Schlumberger Personal Property Leases.

(c)    The Schlumberger Contributed Assets include 1,840,000 of horsepower of mobile pressure pumping equipment and related equipment.

5.10    Intellectual Property.

(a)    (i) The Schlumberger Entities own or possess adequate licenses or other valid rights to use all the Schlumberger Contributed IP; (ii) the Schlumberger Contributed IP, together with the Intellectual Property available for license under the Inbound IP License Agreements between the Schlumberger Entities and the JV Companies, constitutes all such rights necessary to conduct the Schlumberger Business in substantially the same manner as it is presently being conducted; (iii) the validity of the registered Schlumberger Contributed IP and the rights of the Schlumberger Entities in and to the Schlumberger Contributed IP have not been questioned in any litigation to which either of the Schlumberger Entities is a party or in any written communication to either of the Schlumberger Entities, nor, to the Knowledge of the Schlumberger Entities, is any such litigation threatened; (iv) to the Knowledge of the Schlumberger Entities, the conduct of the Schlumberger Business does not conflict with any Intellectual Property of others; (v) all authors of any Copyrights included in the Schlumberger Contributed IP have waived any moral rights in and to the same; and (vi) the consummation of the transactions contemplated hereby will not conflict with, alter or impair any Schlumberger Contributed IP or rights thereto.

(b)    To the Knowledge of the Schlumberger Entities, no use of any Schlumberger Contributed IP has heretofore been, or is now being, made by any Person other than by or on behalf of the Schlumberger Entities and their respective Affiliates, and no infringement of any Schlumberger Contributed IP has occurred or is continuing. No director, officer or employee of either of the Schlumberger Entities has any ownership interest in any of the Schlumberger Contributed IP. To the Knowledge of the Schlumberger Entities, no Trade Secrets of the Schlumberger Entities included in the Schlumberger Contributed IP have been disclosed to a third party except under obligations of confidentiality.

5.11    Material Contracts.

(a)Schedule 5.11 sets forth all of the following Contracts to which either of the Schlumberger Entities is a party or by which it is bound and that are primarily related to the Schlumberger

Business or by which the Schlumberger Contributed Assets may be bound or affected and that are Schlumberger Contributed Contracts (collectively, the “Schlumberger Material Contracts”):

(i)    any Contract with any Affiliate or current or former officer or director of the Schlumberger Entities;

(ii)    any collective bargaining agreements or other Contract with any labor union or association representing any Schlumberger Employee;

(iii)    any joint venture, partnership or similar organizational Contract involving a sharing of profits or losses related to all or any portion of the Schlumberger Business;

(iv)    any Contract granting to any Person a right of first refusal or option to purchase or acquire any Schlumberger Contributed Asset or group of Schlumberger Contributed Assets;

(v)    any agency, sponsor, consultant or commission agreement where any Person is providing such services to or on behalf of the Schlumberger Business;

(vi)    any guarantee (other than any indemnification Contract) with respect to which the Schlumberger Entities or any of their respective Affiliates is the obligor in respect of an obligation that exceeds $1,000,000;

(vii)    any Contract or consent decree which imposes or could by its terms impose any material restrictions on either of the JV Companies with respect to their geographical areas of operations or scope or type of business;

(viii)    any Contract involving swaps, futures, derivatives or similar instruments, regardless of value, except such Contracts entered into as a hedging activity in the Ordinary Course of Business consistent with the Schlumberger Entities’ past practice and internal policy guidelines;

(ix)    any Contract for the sale of any of the assets of the Schlumberger Entities, other than in the Ordinary Course of Business, for consideration in excess of $1,000,000;

(x)    any Contract relating to the acquisition by the Schlumberger Entities of any operating business or the capital stock of any other Person;

(xi)    any Contract relating to incurrence of Indebtedness, or the making of any loans, in each case involving amounts in excess of $1,000,000;

(xii)    any Contract expected to involve the receipt of more than $5,000,000;

(xiii)    any Contract involving the license of any Schlumberger Contributed IP outside of the Ordinary Course of Business; or

(xiv)    any Contract which is expected to involve the expenditure of more than $5,000,000 in the aggregate or require performance by any party more than one year from the date hereof that, in either case, is not terminable by the Schlumberger Entities without penalty on notice of ninety (90) days or less.

(b)    The Schlumberger Entities and their respective Affiliates have duly performed and complied in all material respects with their respective obligations under each Schlumberger Material Contract. None of the Schlumberger Entities or any of their respective Affiliates has received any notice of termination or default from any other party to such Schlumberger Material Contract. To the Knowledge of the Schlumberger Entities, no other party to such Schlumberger Material Contract is in default of its obligations thereunder. Subject to Section 3.5(a), each such Schlumberger Material Contract may be assigned to the JV Companies without the consent of any other party thereto. The Schlumberger Entities have delivered or otherwise made available to the Weatherford Entities true, correct and complete copies of all of the Schlumberger Material Contracts, together with all amendments, modifications or supplements thereto.

5.12    Employee Benefits.

(a)    Copies of Documents. The Schlumberger Entities have furnished to the Weatherford Entities summaries of each Schlumberger Benefit Plan and will provide correct and complete copies of the following items relating to each Schlumberger Benefit Plan within ten (10) Business Days of the date hereof: (i) the governing plan documents, including all amendments thereto; (ii) the most recent summary plan description and any summary of material modifications; (iii) the most recent Form 5500 Annual Report filed with the Department of Labor, together with attachments thereto or similar reports filed in non-U.S. jurisdictions; and (iv) if applicable, the most recent actuarial report.

(b)    Pension Plans. Each Schlumberger Benefit Plan that is a Pension Benefit Plan has satisfied the minimum funding standards of Section 412 of the Code, and no liability (including contingent liability) has been incurred, directly or indirectly, to or on account of any such Pension Benefit Plan pursuant to Title IV of ERISA (excluding liability for benefit Claims and funding obligations payable in the Ordinary Course of Business and liability for U.S. Pension Benefit Guaranty Corporation (the “PBGC”) insurance premiums payable in the Ordinary Course of Business). No proceedings have been instituted to terminate any Schlumberger Benefit Plan that is a Pension Benefit Plan, and no condition exists that presents a material risk to the Schlumberger Entities or any ERISA Affiliate of the Schlumberger Entities of incurring a liability to or on account of a Pension Benefit Plan pursuant to Title IV of ERISA (excluding liability for benefit Claims and funding obligations payable in the Ordinary Course of Business and liability for PBGC insurance premiums payable in the Ordinary Course of Business). None of the Schlumberger Contributed Assets is the subject of any Lien arising under Section 302(f) of ERISA or Section 412(n) of the Code.

(c)    Compliance with Applicable Laws. Each Schlumberger Benefit Plan and all related trusts, insurance Contracts and funds have been maintained, funded and administered in material compliance with all Laws applicable thereto. No Claims with respect to Schlumberger Benefit Plans (other than routine Claims for benefits) or with respect to any fiduciary or other Person dealing with any Schlumberger Benefit Plan are pending or, to the Knowledge of the Schlumberger Entities, threatened. The Schlumberger Entities and all ERISA Affiliates of the Schlumberger Entities have complied in all material respects with the requirements of Sections 4980B and 4980D of the Code with respect to employees and former employees of the Schlumberger Business.

(d)    No Multiemployer Plan. Neither of the Schlumberger Entities nor any ERISA Affiliate of the Schlumberger Entities has any obligation to contribute to or has any liability or potential liability (including, but not limited to, actual or potential withdrawal liability) with respect to any “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, or with respect to any employee benefit plan of the type described in Sections 4063 and 4064 of ERISA or Section 413(c) of the Code, in each case, that is a Schlumberger Benefit Plan.
(e)    No Excess Parachute Payments. No Schlumberger Benefit Plan provides, and neither the Schlumberger Entities nor any ERISA Affiliate of the Schlumberger Entities is otherwise obligated to provide, any amount constituting an excess parachute payment (as defined in Section 280G of the Code) with respect to any current or former employee of the Schlumberger Business that will become a liability of the JV Companies.

(f)    The representations and warranties in this Section 5.12 are the exclusive representations and warranties by the Schlumberger Entities relating to employee benefit matters.

5.13    Labor. Schedule 5.13 sets forth a correct and complete list as of the date hereof of all agreements with labor organizations, works councils, unions or associations applicable to the Schlumberger Employees. There are no material discrimination complaints, employment-related complaints or any other kind of labor related disputes against either of the Schlumberger Entities in connection with the Schlumberger Business pending before or, to the Knowledge of the Schlumberger Entities, threatened before any Governmental Body, and, to the Knowledge of the Schlumberger Entities, no material dispute respecting minimum wage or overtime Claims exists. The Schlumberger Business has not experienced any material labor disputes or any work stoppage due to labor disagreements within the past three years. With respect to the Schlumberger Business: (i) there is no unfair labor practice charge or complaint against either of the Schlumberger Entities actually pending or, to the Knowledge of the Schlumberger Entities, threatened before the National Labor Relations Board or similar agencies in non-U.S. jurisdictions; (ii) there is no labor strike, slowdown or stoppage actually pending or, to the Knowledge of the Schlumberger Entities, threatened against or affecting either of the Schlumberger Entities; and (iii) no attempt to organize any of the Schlumberger Employees has resulted in an election within the past three years or, to the Knowledge of the Schlumberger Entities, is threatened respecting any of the Schlumberger Employees. The Schlumberger Business is not now, and has not at any time within the past three years been, subject to any collective bargaining agreement, Contract, letter of understanding or other similar arrangement with any labor organizations, works councils, unions or associations. The Schlumberger Entities have complied in all material respects with all Laws pertaining to the employment or termination of employment of their employees, including all Laws relating to labor relations, privacy and protection of personal information, equal employment opportunities fair employment practices, prohibited discrimination, applicable information and consultation obligations, occupational safety and health standards, terms and conditions of employment, payment of wages, workers’ compensation, immigration and visa requirements and other similar employment activities. Each Schlumberger Employee has been paid all wages, income and any other sum due and owing to such employee by the Schlumberger Entities.

5.14    Litigation. There are no Legal Proceedings pending or, to the Knowledge of the Schlumberger Entities, threatened against or affecting the Schlumberger Entities or any of their respective Affiliates (i) seeking to prevent or delay the Closing or (ii) relating to the Schlumberger Business, except in each case for such Legal Proceedings as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Schlumberger Business.

5.15    Compliance with Laws; Permits.

(a)    The Schlumberger Contributed Assets are being operated by the Schlumberger Entities in compliance with all Laws applicable thereto, except for such noncompliance as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Schlumberger Business. Neither the Schlumberger Entities nor any of their respective Affiliates have received any notice from any Governmental Body that the operations of the Schlumberger Business are being conducted in violation of any Law or are the subject of any investigation or review pending or threatened by any Governmental Body relating to any alleged violation. There is no outstanding Order of any Governmental Body against either of the Schlumberger Entities or their respective Affiliates that relates to the Schlumberger Contributed Assets.

(b)    The Schlumberger Entities currently have all Permits which are required for the operation of the Schlumberger Business as presently conducted, except where the absence of which would not have a Material Adverse Effect. The Schlumberger Entities are not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which it is a party, except where such default or violation would not have a Material Adverse Effect.

5.16    Environmental Matters. The representations and warranties contained in this Section 5.16 are the sole and exclusive representations and warranties of the Schlumberger Entities pertaining or relating to any environmental, health or safety matters, including any arising under any Environmental Laws. Except in each case as would not have a Material Adverse Effect:

(a)    the operations of the Schlumberger Business are in compliance with all applicable Environmental Laws and all Permits issued pursuant to Environmental Laws or otherwise;

(b)    the Schlumberger Entities have obtained all Permits required under all applicable Environmental Laws necessary to operate the Schlumberger Business;

(c)    the Schlumberger Entities are not the subject of any outstanding Order or Contract with any Governmental Body related to the Schlumberger Business respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

(d)    the Schlumberger Entities have not received any written communication alleging the Schlumberger Entities may be in violation of any Environmental Law, or any Permit issued pursuant to Environmental Law, or may have any liability under any Environmental Law, in each case, as related to the Schlumberger Business;

(e)    to the Knowledge of the Schlumberger Entities, there are no investigations of the Schlumberger Business pending or threatened which would reasonably be expected to result in the imposition of any liability pursuant to any Environmental Law; and

(f)    there is not located at any of the properties of the Schlumberger Entities used in connection with the Schlumberger Business any (i) asbestos-containing material or (ii) equipment containing polychlorinated biphenyls.

5.17    Anti-Corruption. Neither the Schlumberger Entities nor any director, manager, officer, employee, or, to the Knowledge of the Schlumberger Entities, any agent or other Person associated with or acting on behalf of the Schlumberger Entities has made or received a Prohibited Payment in connection with the Schlumberger Business. To the Knowledge of the Schlumberger Entities, there are no governmental investigations related to the Schlumberger Business or any director, manager, officer, employee or agent or other Person associated with or acting on behalf of the Schlumberger Business in any way related to compliance with the FCPA, the UK Bribery Act, CFPOA, or any other applicable Laws related to anti-corruption.

5.18    Compliance with Trade Laws. The Schlumberger Entities have complied in all material respects with all Laws applicable to the Schlumberger Business relating to customs (import and export), export control, antiboycott, trade sanctions, embargoes and money laundering.

5.19    Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Schlumberger Entities in connection with the transactions contemplated by this Agreement for which either of the Weatherford Entities or the JV Companies would be obligated to pay any fee or commission in respect thereof.

5.20    No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article V (as modified by the Schedules hereto), neither the Schlumberger Entities nor any other Person makes any other express or implied representation or warranty with respect to the Schlumberger Entities, the Schlumberger Business, the Schlumberger Contributed Assets, the Schlumberger Assumed Liabilities or the transactions contemplated by this Agreement, and the Schlumberger Entities disclaim any other representations or warranties, whether made by the Schlumberger Entities, any Affiliate of the Schlumberger Entities or any of their respective officers, directors, employees, agents or representatives. Except for the representations and warranties contained in Article V hereof (as modified by the Schedules hereto), the Schlumberger Entities (i) expressly disclaim and negate any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to the condition of the Schlumberger Contributed Assets (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials) and (ii) hereby disclaim all liability and responsibility for any other representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Weatherford Entities or the JV Companies or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Weatherford Entities or the JV Companies by any director, officer, employee, agent, consultant, or representative of the Schlumberger Entities or any of their respective Affiliates). The disclosure of any matter or item in any Schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF THE WEATHERFORD ENTITIES

Except as set forth in the corresponding Section of the Disclosure Schedules, it being understood that any such disclosure set forth in the applicable Section of the Disclosure Schedules shall be deemed to be part of each applicable corresponding representation and warranty hereunder, Weatherford US (solely with respect to the Weatherford US Business) and Weatherford CA (solely with respect to the Weatherford CA Business) each hereby represent and warrant to the applicable Schlumberger Entity and the applicable JV Company that:
6.1    Organization and Good Standing. Weatherford US is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Weatherford CA is a corporation duly organized, validly existing and in good standing under the laws of the Province of Alberta, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Weatherford Entities are duly qualified or authorized to do business as a foreign corporation and are in good standing under the laws of each jurisdiction in which it owns or leases real property in connection with the Weatherford Business and each other jurisdiction in which the conduct of the Weatherford Business or the ownership of their respective properties related to the Weatherford Business requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

6.2    Authorization of Agreement. Each of the Weatherford Entities has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by such Weatherford Entity in connection with the consummation of the transactions contemplated by this Agreement (the “Weatherford Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Weatherford Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or partnership action on the part of each Weatherford Entity. This Agreement has been, and each of the Weatherford Documents will be at or prior to the Closing, duly and validly executed and delivered by each Weatherford Entity which is a party thereto and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Weatherford Documents when so executed and delivered will constitute, legal, valid and binding obligations of such Weatherford Entity enforceable against such Weatherford Entity in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3    Conflicts; Consents of Third Parties.

(a)    None of the execution and delivery by the Weatherford Entities of this Agreement or the Weatherford Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Weatherford Entities with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to acceleration of rights or obligations, or a right of termination or cancellation under any provision of (i) the certificate of incorporation or amalgamation (as the case may be), any unanimous shareholder agreement, and by-laws or comparable organizational documents of either of the Weatherford Entities; (ii) any Contract or Permit to which either of the Weatherford Entities is a party or by which any of the Weatherford Contributed Assets are bound; (iii) any Order of any Governmental Body applicable to either of the Weatherford Entities or by which any of the Weatherford Contributed Assets are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not have a Material Adverse Effect.

(b)    No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Weatherford Entities in connection with the execution and delivery of this Agreement or the Weatherford Documents, the compliance by the Weatherford Entities with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, or the taking by the Weatherford Entities of any other action contemplated hereby or thereby, except for (i) compliance with the applicable requirements of Antitrust Law, and (ii) for such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications, the failure of which to be obtained or made would not have a Material Adverse Effect.

6.4    Financial Information. The unaudited financial information set forth in Schedule 6.4 (the “Weatherford Financial Information”) has been prepared in accordance with the books and records of the Weatherford Entities in all material respects and has been prepared in accordance with the Weatherford Entities’ historical accounting policies and practices and is fairly presented in all material respects with respect to the Weatherford Business as of the date hereof.

6.5    Title to Contributed Assets; Sufficiency; Condition.

(a)    The Weatherford Entities and their respective Affiliates own and have good title to or a valid and enforceable leasehold interest in each of the Weatherford Contributed Assets, free and clear of all Liens other than Permitted Exceptions.

(b)    The Weatherford Contributed Assets, together with the services being provided under the Shared Services Agreements, the Transition Services Agreement, the products to be supplied under the

Weatherford Supply Agreements, and the Intellectual Property to be licensed under the Inbound IP License Agreements between the Weatherford Entities and the JV Companies, constitute all property and other rights necessary to operate and conduct the Weatherford Business in substantially the same manner as it is currently being operated and conducted. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Weatherford Business, all of the personal property currently used in the Weatherford Business and included in the Weatherford Contribution Assets (i) is in good operating condition and repair (ordinary wear and tear excepted) and (ii) has been maintained in a manner consistent with industry practice.

6.6    No Material Changes. Since December 31, 2016, no change in the Weatherford Business or the Weatherford Contributed Assets has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Weatherford Business. Since December 31, 2016, the Weatherford Entities and their respective Affiliates have caused the Weatherford Business to be conducted in the Ordinary Course of Business consistent with its past practice (including with respect to the collection of receivables, payment of payables and other liabilities, advertising activities, bidding and sales practices, equipment maintenance, replacements or upgrades, inventory levels, accounting policies, contributions to or accruals to or in respect of Weatherford Benefit Plans and off-site and on-site storage, treatment and disposal of Hazardous Substances generated prior to Closing).

6.7    Taxes.

(a)    The Weatherford Entities and their respective Affiliates have filed all material Tax Returns they were required to file with respect to the Weatherford Business. All such Tax Returns were true, correct, and complete in all material respects. All material Taxes due and owing with respect to the Weatherford Business have been paid. Neither of the Weatherford Entities nor any of their respective Affiliates is currently the beneficiary of any extension of time within which to file any income Tax Return with respect to the Weatherford Business. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the Weatherford Contributed Assets. The Weatherford Entities and their respective Affiliates have, to the extent relating to the Weatherford Business, withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(b)    There is no material dispute or claim concerning any Tax liability of the Weatherford Entities or their respective Affiliates with respect to the Weatherford Business claimed or raised by any Tax Authority in writing.

(c)    Neither the Weatherford Entities nor any of their respective Affiliates have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency with respect to the Weatherford Business.

(d)    Neither of the Weatherford Entities nor any of their respective Affiliates is a party to or bound by any Tax allocation or sharing agreement with respect to the Weatherford Business (other than provisions in agreements entered into in the Ordinary Course of Business and not primarily concerning Taxes).

(e)    Each of the Weatherford Entities that disposes of “taxable Canadian property” within the meaning of subsection 248(1) of the Income Tax Act to a JV Contribution Company under this Agreement is not a non-resident of Canada for the purposes of the Income Tax Act and Weatherford CA is a resident of Canada for the purposes of the Income Tax Act.

(f)    The representations and warranties in this Section 6.7 and Section 6.12 are the exclusive representations and warranties by the Weatherford Entities relating to Tax matters.

6.8    Real Property.

(a)    Title.

(i)    Set forth in Schedule 6.8 is a correct and complete list as of the date hereof of (1) all owned real property included in the Weatherford Contributed Assets (the “Weatherford Owned Real Property”), (2) all leasehold estates in all leased real property included in the Weatherford Contributed Assets (the “Weatherford Leased Real Property”) and (3) all licenses, occupancy or possessory interests and other real property interests included in the Weatherford Contributed Assets (the “Weatherford Other Real Property Rights”). Schedule 6.8 also identifies all Weatherford Owned Real Property, Weatherford Leased Real Property and Weatherford Other Real Property Rights that also are used as of the date hereof by other businesses of the Weatherford Entities or their respective Affiliates and describes the nature of such use by such other businesses of the Weatherford Entities or their respective Affiliates, and such use does not interfere with the Weatherford Business. No Weatherford Owned Real Property is leased to any third party, the Weatherford Entities have not granted any third party any license, possessory or occupancy right or other similar right therein other than Permitted Exceptions, and no Weatherford Leased Real Property is subleased to any third party. The Weatherford Entities or a Subsidiary of the Weatherford Entities have (A) good and indefeasible fee title to all Weatherford Owned Real Property, (B) good and valid title to the leasehold estates in all Weatherford Leased Real Property and (C) good and valid title to all Weatherford Other Real Property Rights, in the case of each of clauses (A), (B) and (C) above, free and clear of all Liens, subject only to Permitted Exceptions.

(ii)    There are no outstanding options, rights of first offer or rights of first refusal to purchase any of the Weatherford Real Owned Property or any portion of or any interest therein.

(b)    Weatherford Real Property Leases. Each of the leases relating to the Weatherford Leased Real Property (each, a “Weatherford Real Property Lease”) is in full force and effect and constitutes the legal, valid and binding obligations of the Weatherford Entity party thereto and, to the Knowledge of the Weatherford Entities, the other parties thereto, enforceable against such Weatherford Entity and, to the Knowledge of the Weatherford Entities, the other parties thereto, in accordance with their respective terms. No Weatherford Real Property Lease has been amended, modified or supplemented except as described in Schedule 6.8. No party to any Weatherford Real Property Lease has repudiated any provision thereof, and neither the Weatherford Entities nor, to the Knowledge of the Weatherford Entities, any other party thereto, is in breach of any of its respective obligations thereunder, and no event has occurred (including the failure to obtain any consent) which, with notice or lapse of time or both, would constitute a breach or default thereunder.

(c)    Joint Use Facilities. Schedule 6.8 sets forth a correct and complete list as of the date hereof of all material owned or leased real property of the Weatherford Entities that is not being included in the Weatherford Contributed Assets but which is used by the Weatherford Business (each, a “Weatherford Joint Facility”).

(d)    No Other Realty. Except for the Weatherford Owned Real Property, the Weatherford Leased Real Property and the Weatherford Other Real Property Rights, neither the Weatherford Entities nor any Affiliate of the Weatherford Entities owns or leases any real property used or held for use primarily in or related primarily to or necessary for the operation or conduct of the Weatherford Business or has any options to acquire any fee interest or leasehold interest in any real property for use primarily in or related primarily to or necessary for the operation or conduct of the Weatherford Business.

(e)    No Claims. There are no pending or, to the Knowledge of the Weatherford Entities, threatened condemnation, eminent domain, expropriation or similar proceedings, or any pending, contemplated or threatened Legal Proceedings or any unsatisfied claims or judgments which could in any manner adversely affect use or market value, affecting the Weatherford Owned Real Property, the Weatherford Leased Real Property or the Weatherford Other Real Property Rights. There are no existing public improvements which may reasonably be expected to result in any special assessment against the Weatherford Owned Real Property.

(f)    Title Exceptions. All utility easements, rights of access and other easements and similar rights serving the Weatherford Owned Real Property are legally enforceable to permit the operation of the Weatherford Business in substantially the manner in which the Weatherford Business is currently operated. Other than Permitted Exceptions, there are no encroachments upon the Weatherford Owned Real Property and no encroachments of any improvements composing the Weatherford Owned Real Property onto adjacent property, except for such encroachments as have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on a particular item of real property. The improvements to the Weatherford Owned Real Property (and the current uses thereof) do not violate set-back, building or side lines, or any applicable land use covenants, zoning regulations, or similar enforceable restrictions, nor do they encroach on any easements located on the Weatherford Owned Real Property.

6.9    Tangible Personal Property.

(a)    Schedule 6.9(a) sets forth an accurate and complete list, in all material respects, of all fixed assets of the Weatherford Entities that are included in the Weatherford Contributed Assets, including a description, location and net book value for each fixed asset.

(b)    Schedule 6.9(b) sets forth all leases of personal property by the Weatherford Entities primarily related to the Weatherford Business (“Weatherford Personal Property Leases”) involving annual payments in excess of $1,000,000. To the Knowledge of the Weatherford Entities, neither of the Weatherford Entities have received any written notice of any default or event that with notice or lapse of time or both would constitute a default by either Weatherford Entity under any of the Weatherford Personal Property Leases.

(c)    The Weatherford Contributed Assets include 1,043,550 of horsepower of mobile pressure pumping equipment and related equipment.

6.10    Intellectual Property.

(a)    (i) The Weatherford Entities own or possess adequate licenses or other valid rights to use all the Weatherford Contributed IP; (ii) the Weatherford Contributed IP, together with the Intellectual Property available for license under the Inbound IP License Agreements between the Weatherford Entities and the JV Companies, constitutes all such rights necessary to conduct the Weatherford Business in substantially the same manner as it is presently being conducted; (iii) the validity of the registered Weatherford Contributed IP and the rights of the Weatherford Entities in and to the Weatherford Contributed IP have not been questioned in any litigation to which either of the Weatherford Entities is a party or in any written communication to either of the Weatherford Entities, nor, to the Knowledge of the Weatherford Entities, is any such litigation threatened; (iv) to the Knowledge of the Weatherford Entities, the conduct of the Weatherford Business does not conflict with any Intellectual Property of others; (v) all authors of any Copyrights included in the Weatherford Contributed IP have waived any moral rights in and to the same; and (vi) the consummation of the transactions contemplated hereby will not conflict with, alter or impair any Weatherford Contributed IP or rights thereto.

(b)    To the Knowledge of the Weatherford Entities, no use of any Weatherford Contributed IP has heretofore been, or is now being, made by any Person other than by or on behalf of the Weatherford Entities and their respective Affiliates, and no infringement of any Weatherford Contributed IP has occurred or is continuing. No director, officer or employee of either of the Weatherford Entities has any ownership interest in any of the Weatherford Contributed IP. To the Knowledge of the Weatherford Entities, no Trade Secrets of the Weatherford Entities included in the Weatherford Contributed IP have been disclosed to a third party except under obligations of confidentiality.

6.11    Material Contracts.

(a)    Schedule 6.11 sets forth all of the following Contracts to which either of the Weatherford Entities is a party or by which it is bound and that are primarily related to the Weatherford Business or by which the Weatherford Contributed Assets may be bound or affected and that are Weatherford Contributed Contracts (collectively, the “Weatherford Material Contracts”):

(i)    any Contract with any Affiliate or current or former officer or director of the Weatherford Entities;

(ii)    any collective bargaining agreements or other Contract with any labor union or association representing any Weatherford Employee;

(iii)    any joint venture, partnership or similar organizational Contract involving a sharing of profits or losses related to all or any portion of the Weatherford Business;

(iv)    any Contract granting to any Person a right of first refusal or option to purchase or acquire any Weatherford Contributed Asset or group of Weatherford Contributed Assets;

(v)    any agency, sponsor, consultant or commission agreement where any Person is providing such services to or on behalf of the Weatherford Business;

(vi)    any guarantee (other than any indemnification Contract) with respect to which the Weatherford Entities or any of their respective Affiliates is the obligor in respect of an obligation that exceeds $1,000,000;

(vii)    any Contract or consent decree which imposes or could by its terms impose any material restrictions on either of the JV Companies with respect to their geographical areas of operations or scope or type of business;

(viii)    any Contract involving swaps, futures, derivatives or similar instruments, regardless of value, except such Contracts entered into as a hedging activity in the Ordinary Course of Business consistent with the Weatherford Entities’ past practice and internal policy guidelines;

(ix)    any Contract for the sale of any of the assets of the Weatherford Entities, other than in the Ordinary Course of Business, for consideration in excess of $1,000,000;

(x)    any Contract relating to the acquisition by the Weatherford Entities of any operating business or the capital stock of any other Person;

(xi)    any Contract relating to incurrence of Indebtedness, or the making of any loans, in each case involving amounts in excess of $1,000,000;

(xii)    any Contract expected to involve the receipt of more than $5,000,000;

(xiii)    any Contract involving the license of any Weatherford Contributed IP outside of the Ordinary Course of Business; or

(xiv)    any Contract which is expected to involve the expenditure of more than $5,000,000 in the aggregate or require performance by any party more than one year from the date hereof that, in either case, is not terminable by the Weatherford Entities without penalty on notice of ninety (90) days or less.

(b)    The Weatherford Entities and their respective Affiliates have duly performed and complied in all material respects with their respective obligations under each Weatherford Material Contract. None of the Weatherford Entities or any of their respective Affiliates has received any notice of termination or default from any other party to such Weatherford Material Contract. To the Knowledge of the Weatherford Entities, no other party to such Weatherford Material Contract is in default of its obligations thereunder. Each such Weatherford Material Contract may be assigned to the JV Companies without the consent of any other party thereto. The Weatherford Entities have delivered or otherwise made available to the Schlumberger Entities true, correct and complete copies of all of the Weatherford Material Contracts, together with all amendments, modifications or supplements thereto.

6.12    Employee Benefits.

(a)    Copies of Documents. The Weatherford Entities have furnished to the Schlumberger Entities summaries of each Weatherford Benefit Plan and will provide correct and complete copies of the following items relating to each Weatherford Benefit Plan within ten (10) Business Days of the date hereof: (i) the governing plan documents, including all amendments thereto; (ii) the most recent summary plan description and any summary of material modifications; (iii) the most recent Form 5500 Annual Report filed with the Department of Labor, together with attachments thereto or similar reports filed in non-U.S. jurisdictions; and (iv) if applicable, the most recent actuarial report.

(b)    Pension Plans. Each Weatherford Benefit Plan that is a Pension Benefit Plan has satisfied the minimum funding standards of Section 412 of the Code, and no liability (including contingent liability) has been incurred, directly or indirectly, to or on account of any such Pension Benefit Plan pursuant to Title IV of ERISA (excluding liability for benefit Claims and funding obligations payable in the Ordinary Course of Business and liability for the PBGC insurance premiums payable in the Ordinary Course of Business). No proceedings have been instituted to terminate any Weatherford Benefit Plan that is a Pension Benefit Plan, and no condition exists that presents a material risk to the Weatherford Entities or any ERISA Affiliate of the Weatherford Entities of incurring a liability to or on account of a Pension Benefit Plan pursuant to Title IV of ERISA (excluding liability for benefit Claims and funding obligations payable in the Ordinary Course of Business and liability for PBGC insurance premiums payable in the Ordinary Course of Business). None of the Weatherford Contributed Assets is the subject of any Lien arising under Section 302(f) of ERISA or Section 412(n) of the Code.

(c)    Compliance with Applicable Laws. Each Weatherford Benefit Plan and all related trusts, insurance Contracts and funds have been maintained, funded and administered in material compliance with all Laws applicable thereto. No Claims with respect to Weatherford Benefit Plans (other than routine Claims for benefits) or with respect to any fiduciary or other Person dealing with any Weatherford Benefit Plan are pending or, to the Knowledge of the Weatherford Entities, threatened. The Weatherford Entities and all ERISA Affiliates of the Weatherford Entities have complied in all material respects with the requirements of Sections 4980B and 4980D of the Code with respect to employees and former employees of the Weatherford Business.

(d)    No Multiemployer Plan. Neither of the Weatherford Entities nor any ERISA Affiliate of the Weatherford Entities has any obligation to contribute to or has any liability or potential liability (including, but not limited to, actual or potential withdrawal liability) with respect to any “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, or with respect to any employee benefit plan of the type described in Sections 4063 and 4064 of ERISA or Section 413(c) of the Code, in each case, that is a Weatherford Benefit Plan.

(e)    No Excess Parachute Payments. No Weatherford Benefit Plan provides, and neither the Weatherford Entities nor any ERISA Affiliate of the Weatherford Entities is otherwise obligated to provide, any amount constituting an excess parachute payment (as defined in Section 280G of the Code) with respect to any current or former employee of the Weatherford Business that will become a liability of the JV Companies.
(f)    The representations and warranties in this Section 6.12 are the exclusive representations and warranties by the Weatherford Entities relating to employee benefit matters.

6.13    Labor. Schedule 6.13 sets forth a correct and complete list as of the date hereof of all agreements with labor organizations, works councils, unions or associations applicable to the Weatherford Employees. There are no material discrimination complaints, employment-related complaints or any other kind of labor related disputes against either of the Weatherford Entities in connection with the Weatherford Business pending before or, to the Knowledge of the Weatherford Entities, threatened before any Governmental Body, and, to the Knowledge of the Weatherford Entities, no material dispute respecting minimum wage or overtime Claims exists. The Weatherford Business has not experienced any material labor disputes or any work stoppage due to labor disagreements within the past three years. With respect to the Weatherford Business: (i) there is no unfair labor practice charge or complaint against either of the Weatherford Entities actually pending or, to the Knowledge of the Weatherford Entities, threatened before the National Labor Relations Board or similar agencies in non-U.S. jurisdictions; (ii) there is no labor strike, slowdown or stoppage actually pending or, to the Knowledge of the Weatherford Entities, threatened against or affecting either of the Weatherford Entities; and (iii) no attempt to organize any of the Weatherford Employees has resulted in an election within the past three years or, to the Knowledge of the Weatherford Entities, is threatened respecting any of the Weatherford Employees. The Weatherford Business is not now, and has not at any time within the past three years been, subject to any collective bargaining agreement, Contract, letter of understanding or other similar arrangement with any labor organizations, works councils, unions or associations. The Weatherford Entities have complied in all material respects with all Laws pertaining to the employment or termination of employment of their employees, including all Laws relating to privacy and personal information, labor relations, equal employment opportunities fair employment practices, prohibited discrimination, applicable information and consultation obligations, occupational safety and health standards, terms and conditions of employment, payment of wages, workers’ compensation, immigration and visa requirements and other similar employment activities. Each Weatherford Employee has been paid all wages, income and any other sum due and owing to such employee by the Weatherford Entities.

6.14    Litigation. There are no Legal Proceedings pending or, to the Knowledge of the Weatherford Entities, threatened against or affecting the Weatherford Entities or any of their respective Affiliates (i) seeking to prevent or delay the Closing or (ii) relating to the Weatherford Business, except in each case for such Legal Proceedings as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Weatherford Business.

6.15    Compliance with Laws; Permits.

(a)    The Weatherford Contributed Assets are being operated by the Weatherford Entities in compliance with all Laws applicable thereto, except for such noncompliance as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Weatherford Business. Neither the Weatherford Entities nor any of their respective Affiliates have received any notice from any Governmental Body that the operations of the Weatherford Business are being conducted in violation of any Law or are the subject of any investigation or review pending or threatened by any Governmental Body relating to any alleged violation. There is no outstanding Order of any Governmental Body against either of the Weatherford Entities or their respective Affiliates that relates to the Weatherford Contributed Assets.

(b)    The Weatherford Entities currently have all Permits which are required for the operation of the Weatherford Business as presently conducted, except where the absence of which would not have a Material Adverse Effect. The Weatherford Entities are not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which it is a party, except where such default or violation would not have a Material Adverse Effect.

6.16    Environmental Matters. The representations and warranties contained in this Section 6.16 are the sole and exclusive representations and warranties of the Weatherford Entities pertaining or relating to any environmental, health or safety matters, including any arising under any Environmental Laws. Except in each case as would not have a Material Adverse Effect:

(a)    the operations of the Weatherford Business are in compliance with all applicable Environmental Laws and all Permits issued pursuant to Environmental Laws or otherwise;

(b)    the Weatherford Entities have obtained all Permits required under all applicable Environmental Laws necessary to operate the Weatherford Business;

(c)    the Weatherford Entities are not the subject of any outstanding Order or Contract with any Governmental Body related to the Weatherford Business respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

(d)    the Weatherford Entities have not received any written communication alleging the Weatherford Entities may be in violation of any Environmental Law, or any Permit issued pursuant to Environmental Law, or may have any liability under any Environmental Law, in each case, as related to the Weatherford Business;

(e)    to the Knowledge of the Weatherford Entities, there are no investigations of the Weatherford Business pending or threatened which would reasonably be expected to result in the imposition of any liability pursuant to any Environmental Law; and

(f)    there is not located at any of the properties of the Weatherford Entities used in connection with the Weatherford Business any (i) asbestos-containing material or (ii) equipment containing polychlorinated biphenyls.

6.17    Anti-Corruption. Neither the Weatherford Entities nor any director, manager, officer, employee, or, to the Knowledge of the Weatherford Entities, any agent or other Person associated with or acting on behalf of the Weatherford Entities has made or received a Prohibited Payment in connection with the Weatherford Business. To the Knowledge of the Weatherford Entities, there are no governmental investigations related to the Weatherford Business or any director, manager, officer, employee or agent or other Person associated with or acting on behalf of the Weatherford Business in any way related to compliance with the FCPA, the UK Bribery Act, CFPOA, or any other applicable Laws related to anti-corruption.

6.18    Compliance with Trade Laws. The Weatherford Entities have complied in all material respects with all Laws applicable to the Weatherford Business relating to customs (import and export), export control, antiboycott, trade sanctions, embargoes and money laundering.

6.19    Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Weatherford Entities in connection with the transactions contemplated by this Agreement for which either of the Schlumberger Entities or the JV Companies would be obligated to pay any fee or commission in respect thereof.

6.20    No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article VI (as modified by the Schedules hereto), neither the Weatherford Entities nor any other Person makes any other express or implied representation or warranty with respect to the Weatherford Entities, the Weatherford Business, the Weatherford Contributed Assets, the Weatherford Assumed Liabilities or the transactions contemplated by this Agreement, and the Weatherford Entities disclaim any other representations or warranties, whether made by the Weatherford Entities, any Affiliate of the Weatherford Entities or any of their respective officers, directors, employees, agents or representatives. Except for the representations and warranties contained in Article VI hereof (as modified by the Schedules hereto), the Weatherford Entities (i) expressly disclaim and negate any other representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to the condition of the Weatherford Contributed Assets (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials) and (ii) hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Schlumberger Entities or the JV Companies or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Schlumberger Entities or the JV Companies by any director, officer, employee, agent, consultant, or representative of the Weatherford Entities or any of their respective Affiliates). The disclosure of any matter or item in any Schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE VII.

COVENANTS

7.1    Conduct of the Business Pending the Closing.

(a)    Prior to the Closing, except (i) as set forth on Schedule 7.1, (ii) as required by applicable Law, (iii) as otherwise contemplated by this Agreement or (iv) with the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), the Weatherford Entities and the Schlumberger Entities shall:

(i)    conduct the Weatherford Business or the Schlumberger Business, as the case may be, only in the Ordinary Course of Business; and

(ii)    use its commercially reasonable efforts to (A) preserve the present business operations, organization and goodwill of the Weatherford Business or the Schlumberger Business, as applicable, and (B) preserve the present relationships with customers and suppliers of the Weatherford Business or the Schlumberger Business, as applicable.

(b)    Except (i) as set forth on Schedule 7.1, (ii) as required by applicable Law, (iii) as otherwise contemplated by this Agreement or (iv) with the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), the Weatherford Entities and the Schlumberger Entities shall not solely as it relates to the Weatherford Business or the Schlumberger Business, respectively:

(i)    other than in the Ordinary Course of Business or as required by applicable Law or any Employee Benefit Plan in effect as of the date hereof, (A) materially increase salary or wages generally, (B) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation, (C) materially modify or create any new Employee Benefit Plan (other than company-wide actions not directed at the Weatherford Employees or Schlumberger Employees, as applicable, affecting substantially all the Weatherford Entities’ or the Schlumberger Entities’ similarly situated employees) or (D) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) involving a Weatherford Employee or Schlumberger Employee, as applicable;

(ii)    make or rescind any material election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or except as may be required by applicable Law or GAAP, make any material change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent Tax Returns;

(iii)    subject any of the Contributed Assets to any Lien, except for Permitted Exceptions and Liens that will be released as of Closing;

(iv)    sell, assign, license, transfer, convey, lease or otherwise dispose of any of the Contributed Assets (except pursuant to an existing Contract for fair consideration in the Ordinary Course of Business or for the purpose of disposing of obsolete or worthless assets);

(v)    enter into or agree to enter into any merger or consolidation with, any corporation or other entity;

(vi)    cancel or compromise any debt or claim or waive or release any material right that constitutes a Contributed Asset except in the Ordinary Course of Business;

(vii)    enter into any commitment for capital expenditures in excess of $5,000,000 for any individual commitment and $25,000,000 for all commitments in the aggregate;

(viii)    enter into, modify or terminate any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization; or

(ix)    agree to do anything prohibited by this Section 7.1.

7.2    Consents. Each of the Weatherford Entities and the Schlumberger Entities shall use its commercially reasonable efforts, and the JV Companies shall cooperate with the Weatherford Entities and the Schlumberger Entities, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals referred to in Section 5.3(b) and Section 6.3(b) hereof; provided, however, that neither the Weatherford Entities nor the Schlumberger Entities shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

7.3    Antitrust Notification; Other Reporting Requirements.

(a)    The Weatherford Entities and the Schlumberger Entities shall make any required filings under the HSR Act, the Competition Act and other Antitrust Laws as promptly as practicable after the execution of this Agreement, and with respect to filings under the HSR Act and the Competition Act, no later than 15 Business Days after the date hereof. In addition, with the assistance of the Weatherford Entities, the Schlumberger Entities shall file with the Commissioner of Competition a request for an ARC or, in the alternative, a no action letter in respect of the transactions contemplated by this Agreement no later than 15 Business Days after the date hereof. Any filing, notification, report form or supplemental submission so filed or submitted will comply in all material respects with the requirements of the HSR Act and other applicable Antitrust Laws and related regulations.

(b)    The Weatherford Entities and the Schlumberger Entities shall use their reasonable best efforts to cooperate with each other (i) to determine whether any filings are required and advisable to be made with, or consents, permits, authorizations, waivers or approvals (including the Competition Act) are required to be obtained from, any third parties or Governmental Body in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (ii) to timely make all such required and advisable filings and timely seek all such consents, permits, authorizations or approvals, and (iii) to respond at the earliest date reasonably possible to any requests for information or documentary material made by the Federal Trade Commission, the U.S. Department of Justice, the Commissioner of Competition, the Competition Bureau or any other Governmental Body.

(c)    The Weatherford Entities and the Schlumberger Entities shall give the other reasonable advance notice of, and, to the extent permitted by the applicable Governmental Body, allow the other to attend, to participate at, and to provide input into, any meeting, telephone call or any other communication with any Governmental Body with respect to any filing, investigation, possible resolution or commitment or other inquiry or proceeding related to the transactions contemplated by this Agreement.

(d)    The Weatherford Entities and the Schlumberger Entities agree not to participate in any in-person or telephonic meeting or substantive discussion, and not to send any correspondence (including any discussion or correspondence relating to the antitrust merits, any potential remedies, commitments or undertakings, the timing of any waivers, consents, approvals, permits, orders or authorizations, and any agreement regarding the timing of consummation of the transactions contemplated by this Agreement) with any Governmental Body relating to any filings or investigation concerning this Agreement or the transactions contemplated by this Agreement unless it consults with, and considers in good faith the views of, the other party and its representatives in advance and invites the other party’s representatives to attend and participate unless the Governmental Body prohibits such attendance.

(e)    The Weatherford Entities and the Schlumberger Entities agree to promptly furnish the other party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside counsel or consultants, with draft copies prior to submission to a Governmental Body, with reasonable time and opportunity to comment, of all correspondence, filings and communications that they or their respective Affiliates or representatives intend to submit to any Governmental Body, and to consider in good faith the comments of the other party with respect to such correspondence, filings and communications. Correspondence, filings and communications received from any Governmental Body (including summaries of oral communications from any Governmental Body) shall be immediately provided to the other party upon receipt. The Weatherford Entities and the Schlumberger Entities agree to provide one another promptly with final copies of any submissions provided to any Governmental Body subject in appropriate cases to confidentiality agreements to limit disclosure of such final copies of submissions to outside counsel and consultants.

(f)    The Weatherford Entities and the Schlumberger Entities agree to promptly furnish the other party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such necessary information and reasonable assistance as such other party and its affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Body, including any filings necessary or appropriate under the provisions of Antitrust Laws.

(g)    Subject to, and without modifying, their obligations to exercise reasonable best efforts as provided in Section 7.4 and their obligations pursuant to the other provisions of this Section 7.3, the Schlumberger Entities shall be entitled to control and direct the antitrust defense of the transaction in any investigation or litigation by, or negotiations with, any Governmental Body under applicable Antitrust Law. In the event of litigation, the antitrust defense of the transaction includes but is not limited to discovery, admissibility of evidence, timing or scheduling, provided, however, that such timing and scheduling shall be subject to the provisions of Section 7.4(d). The Weatherford Entities shall not make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any Governmental Body with respect to any proposed settlement, consent decree, court order, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by or agreed with the Schlumberger Entities. Any negotiations conducted between the Schlumberger Entities and any Governmental Body shall be subject to the provisions of Section 7.4(c). The Weatherford Entities shall comply with their obligations under Section 7.4 in connection with such investigations, litigations, negotiations, and discussions to the extent requested by the Schlumberger Entities. To the extent that the Schlumberger Entities offer, negotiate, accept or agree to any settlement, consent decree, court order, commitment or remedy, subject to the provisions of Section 7.4(c), they shall offer, negotiate, accept and agree to the settlement, consent decree, court order, commitment or remedy that would reasonably be expected to result in the least negative impact on the Strategic Plan and financial results of the JV Companies.

7.4    Reasonable Best Efforts.

(a)    The Weatherford Entities and the Schlumberger Entities shall use their reasonable best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary and proper:

(i)    to ensure that all of the conditions to the obligations of the Weatherford Entities and the Schlumberger Entities contained in Sections 7.3, 8.1(b) and 8.1(c) are satisfied as promptly as practicable, and in any event prior to the Outside Date;

(ii)    to negotiate in good faith each of the Employee Matters Agreement, the Schlumberger Supply Agreements, the Weatherford Supply Agreements, the Shared Services Agreements, the Transition Services Agreement, and the CA JV Company Formation Documents;

(iii)    to otherwise consummate and make effective the transactions contemplated hereby;

(iv)    to avoid, remove and eliminate each and every impediment or objection under any applicable Law that may be asserted by any Governmental Body with respect to the transactions contemplated hereby that could have the effect of materially delaying or preventing the consummation of the transactions contemplated hereby or that could make the consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful;

(v)    to defend all lawsuits and other proceedings by or before any Governmental Body or by any private party challenging this Agreement or the consummation of the transactions contemplated by this Agreement, and to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any injunction, decree, ruling, order or other action under any Antitrust Laws that would prevent, prohibit, or delay the consummation of the transactions contemplated hereby; and

(vi)    to enable the Closing to occur as promptly as practicable (and in any event no later than the Outside Date).

(b)    The reasonable best efforts of the Weatherford Entities and the Schlumberger Entities specified in Section 7.4(a) shall include offering, proposing, negotiating, agreeing to and effecting the following steps to eliminate any objection or impediment by any Governmental Body that would prevent, prohibit or delay the consummation of the transaction:

(i)    selling, licensing, transferring or otherwise disposing of, or holding separate and agreeing to sell, license, transfer or otherwise dispose of, assets (including Intellectual Property assets or licenses), categories of assets, businesses, Subsidiaries, Affiliates of the Weatherford Business or the Schlumberger Business;

(ii)    terminating, amending or assigning existing relationships and contractual rights and obligations of the Weatherford Business or the Schlumberger Business; and conducting the businesses of the
Weatherford Business or the Schlumberger Business in a specified manner;

(c)    Notwithstanding anything in this Agreement to the contrary, in no event will the Weatherford Entities, the Schlumberger Entities or any of their respective Affiliates be obligated to (and none of the Weatherford Entities, Schlumberger Entities or any of their respective Affiliates shall without the other party’s prior written consent) offer, propose, negotiate, agree to, or effect any undertaking or condition, or enter into any consent decree, to make any divestiture, license, transfer or other disposition, to terminate, amend or assign any existing relationships or contractual rights or obligations, to accept any operational restriction, or take any other action that involves assets, businesses, relationships or contracts other than those of the Weatherford Pump Down Perforating Business in the Territory and the Schlumberger Pump Down Perforating Business in the Territory.
In the event that the Weatherford Entities, the Schlumberger Entities or any of their respective Affiliates takes any of the actions described in Section 7.4(b) with respect to the Weatherford Business or the Schlumberger Business, any proceeds from such action shall be contributed to the Company at Closing.

(d)    Notwithstanding anything in this Agreement to the contrary, the Weatherford Entities and the Schlumberger Entities shall each have the right, but not the obligation, to oppose by refusing to consent to, through litigation or otherwise any request, attempt or demand by any Governmental Body or other person for any of the actions described in Section 7.4(b). In the event any of the Weatherford Entities or the Schlumberger Entities exercises its right to oppose through litigation, including any appeals, a request, attempt or demand by any Governmental Body or other person as provided in the preceding sentence, such Weatherford Entity or Schlumberger Entity, as the case may be, shall take such actions, in a timely manner, as are necessary to achieve the clearance or approval of the Governmental Body or other person prior to the Outside Date, provided that this obligation is subject to and does not modify the other provisions of Section 7.4. All filing fees with any Governmental Body under applicable Antitrust Laws, together with any other fees payable to a Governmental Body in connection with the transactions contemplated hereby, shall be borne 70% by the Schlumberger Entities and 30% by the Weatherford Entities.

7.5    Contribution True-Up. The Weatherford Entities and the Schlumberger Entities shall, within fifteen (15) Business Days after the date hereof, (i) provide a schedule listing all of the Weatherford Frac Pumps and the Schlumberger Frac Pumps, respectively, to the other party and (ii) engage a mutually acceptable third party (the “Inspector”) to, promptly thereafter, in accordance with the inspection procedures set forth on Schedule 7.5, (1) inspect the Weatherford Frac Pumps and the Schlumberger Frac Pumps and (2) provide a report of the costs necessary to bring the respective party’s Contributed Frac Pumps to Operational Readiness (in each case, the “Estimated Operational Readiness Cost”). The fees and expenses of the Inspector for this initial inspection shall be borne 70% by the Schlumberger Entities and 30% by the Weatherford Entities. Within fifteen (15) Business Days prior to Closing, each party shall deliver to the other party an updated calculation of the costs necessary to bring such party’s Contributed Frac Pumps to Operational Readiness based on actual amounts incurred by such party to repair or replace its Contributed Frac Pumps since the completion of the third-party inspection (in each case, the “Final Operational Readiness Cost”). If either party seeks to challenge the other party’s calculation of Final Operational Readiness Cost, it shall, at its own expense, engage the Inspector to, in accordance with the inspection procedures set forth on Schedule 7.5, (1) conduct a second audit of the other party’s Contributed Frac Pumps, and (2) prior to Closing, provide an updated report of the costs necessary to bring such party’s Contributed Frac Pumps to Operational Readiness, which shall then be deemed to be the Final Operational Readiness Cost. If the ratio of (a) the Final Operational Readiness Cost for the Weatherford Frac Pumps, to (b) the Final Operational Readiness Cost for the Schlumberger Frac Pumps (the “Frac Pump Readiness Ratio”) does not equal the Horsepower Ratio, the deficient party shall, upon Closing, at the election of the deficient party, either (A) pay to the other party an amount in cash (the “Cash Payment Amount”) equal to the Operational Readiness Cost for its respective Contributed Frac Pumps that causes the Frac Pump Readiness Ratio not to equal the Horsepower Ratio (which payment shall be adjusted to reflect the parties’ 70/30 ownership in the JV Companies) or (B) elect to decrease its membership interest in all of the JV Companies (and thus increase the other party’s membership interest in the JV Companies) by an amount that is valued at the Cash Payment Amount, with the understanding that each one percent (1%) membership interest in all of the JV Companies shall be valued at the amount set forth in Schedule 7.5.

7.6    Use of Name. Each JV Company agrees that it shall as soon as practicable after the Closing Date and in any event within ninety (90) days following the Closing Date, cease to make any use of (a) the name “Weatherford” or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the “Weatherford Marks”) and (b) the name “Schlumberger” or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the “Schlumberger Marks”). In furtherance thereof, as promptly as practicable but in no event later than ninety (90) days following the Closing Date, the JV Companies shall remove, strike over or otherwise obliterate all Weatherford Marks and Schlumberger Marks from all materials including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials.

7.7    Access to Businesses. Prior to the Closing, each of the Weatherford Entities and the Schlumberger Entities shall give, and shall cause its Affiliates to give, subject to any confidentiality obligations, the other party’s representatives full access at reasonable times to the premises, books, records, Contracts, assets and accounts of the Weatherford Business or the Schlumberger Business, as applicable, and will make reasonably available to the other party and its representatives at a reasonable place and time, the officers and employees and independent accountants of such party for interviews to verify all information furnished to it and its representatives and to otherwise become familiar with the Weatherford Business or the Schlumberger Business, as applicable; provided that, in no case shall such access include the right to conduct any environmental testing or sampling.

7.8    Preservation of Records. The Weatherford Entities, the Schlumberger Entities and the JV Companies agree that each of them shall preserve and keep the records held by it or their Affiliates relating to the Business for a period of seven (7) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings or tax audits against or governmental investigations of the Weatherford Entities, the Schlumberger Entities or the JV Companies or any of their Affiliates or in order to enable the Weatherford Entities, the Schlumberger Entities or the JV Companies to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event the Weatherford Entities, the Schlumberger Entities or the JV Companies wishes to destroy such records after that time, such party shall first give ninety (90) days prior written notice to the others and such other parties shall have the right at their option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

7.9    Publicity.

(a)    Neither the Weatherford Entities, the Schlumberger Entities or the JV Companies shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Schlumberger Entities, the Weatherford Entities or the JV Companies, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which the Schlumberger Entities or the Weatherford Entities or their respective Affiliates lists securities, provided that the party intending to make such release shall use its reasonable best efforts consistent with such applicable Law to consult with the other party with respect to the text thereof.

(b)    Each of the JV Companies, the Weatherford Entities and the Schlumberger Entities agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law.

7.10    No Shop.

(a)    Neither the Weatherford Entities nor the Schlumberger Entities (in each case, the “Selling Party”) will, and will not permit any of its Subsidiaries or any of their respective directors, officers, employees, representatives or agents (collectively, the “Representatives”) to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the Contributed Assets or any capital stock of the Selling Party other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Selling Party in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(b)    The Selling Party shall (and shall cause its Representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than the other party hereto) conducted heretofore with respect to any of the foregoing. The Selling Party agrees not to release any third party from the confidentiality and standstill provisions of any agreement related to an Acquisition Transaction to which the Selling Party is a party.

7.11    Supplementation and Amendment of Schedules. From time to time prior to the Closing, the Weatherford Entities and the Schlumberger Entities shall have the right to supplement or amend the Disclosure Schedules with respect to any matter hereafter arising or discovered after the delivery of the Disclosure Schedules pursuant to this Agreement. No such supplement or amendment shall have any effect on the satisfaction of the condition to closing set forth in Section 8.2(a) or Section 8.3(a) or any effect on the ability of any party hereto to bring an indemnification Claim pursuant to Article IX.

7.12    Tax Matters

(a)    Within forty-five (45) days after the Closing, the US JV Company shall engage Deloitte to determine an allocation among the assets of the US JV Company (in accordance with the US Completions Purchase Price, the US Pressure Pumping Purchase Price, the procedures for determining the “Book Value” of an asset pursuant to the Limited Liability Company Agreements and Treasury Regulation Section 1.755-1) of any basis adjustments required under Section 743 of the Code as a result of the transactions contemplated by this Agreement. STC and Weatherford US shall cause the US JV Company to use such allocation, as finally determined by Deloitte for purposes of Section 755 of the Code and the Treasury Regulations promulgated thereunder.  STC and Weatherford US shall, and shall cause their Affiliates to, prepare all Tax Returns (including, but not limited to, the statements required to be filed under Treasury Regulations Sections 1.743-1(k) and 1.751-1(a)(3)) consistently with such allocation.  Neither STC nor Weatherford US shall take any position on any Tax Return that is inconsistent with the allocation, unless otherwise required by applicable

Law. All fees and expenses relating to the work performed by Deloitte in preparing such allocation shall be borne 70% by STC and 30% by Weatherford US.

(b)    Unless the Schlumberger Entities and the Weatherford Entities otherwise agree, the Schlumberger Entities, the Weatherford Entities and their respective Affiliates shall cooperate as set forth below with respect to Tax matters for time periods ending on or before the Closing.

(i)    The Schlumberger Entities, the Weatherford Entities and the JV Companies shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding or matter with respect to Taxes of or with respect to the Weatherford Business, Weatherford Contributed Assets, Schlumberger Business or Schlumberger Contributed Assets. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding or matter and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(ii)    Each party shall retain all books and records with respect to Tax matters pertinent to any other party until the expiration of the applicable statute of limitations (and, to the extent notified by the other party, any extensions thereof), shall give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, at such time, if the other party so requests, shall allow the other party to take possession of any such books and records that are exclusively related to the Weatherford Business, Weatherford Contributed Assets, Schlumberger Business or Schlumberger Contributed Assets.

(iii)    The Schlumberger Entities shall be entitled to all refunds of Taxes (whether received by payment, credit, offset or otherwise) for which the Schlumberger Entities are liable under this Agreement, and the Weatherford Entities shall be entitled to all refunds of Taxes (whether received by payment, credit, offset or otherwise) for which the Weatherford Entities are liable under this Agreement. Each party shall use its commercially reasonable efforts to obtain any refund of Taxes to which any other party may be entitled pursuant to this Agreement and, upon receipt of any such refund, shall promptly transmit such amount to the party entitled thereto.

(iv)    Each party shall use its commercially reasonable efforts to obtain, when requested by another party, any certificate or other document from any Governmental Body.

(v)    The Weatherford Entities shall prepare and timely file, or cause to be prepared and timely filed (taking into account all applicable extensions), all Tax Returns of or relating to the Weatherford Business or the Weatherford Contributed Assets for all Tax periods ending on or before the Closing Date. The Schlumberger Entities shall prepare and timely file, or cause to be prepared and timely filed (taking into account all applicable extensions), all Tax Returns of or relating to the Schlumberger Business or the Schlumberger Contributed Assets for all Tax periods ending on or before the Closing Date.

(vi)    The JV Companies shall prepare and timely file, or cause to be prepared and timely filed (taking into account all applicable extensions), all Tax Returns of or relating to the Weatherford Business or the Weatherford Contributed Assets for all Tax periods beginning on or before the Closing Date and ending after the Closing Date (“Weatherford Straddle Period Tax Returns”). To the extent permitted by applicable Law, all Weatherford Straddle Period Tax Returns shall be prepared in a manner consistent with past practice. The JV Companies shall deliver to the applicable Weatherford Entity a draft of each Weatherford Straddle Period Tax Return at least fifteen (15) days prior to the due date thereof (taking into account any extension) and shall not unreasonably reject any comments thereto received from such Weatherford Entity at least five (5) days prior to the due date thereof (taking into account any extension). The JV Companies shall prepare and timely file, or cause to be prepared and timely filed (taking into account all applicable extensions), all Tax Returns of or relating to the Schlumberger Business or the Schlumberger Contributed Assets for all Tax periods beginning on or before the Closing Date and ending after the Closing Date (“Schlumberger Straddle Period Tax Returns”). To the extent permitted by applicable Law, all Schlumberger Straddle Period Tax Returns shall be prepared in a manner consistent with past practice. The JV Companies shall deliver to the applicable Schlumberger Entity a draft of each Schlumberger Straddle Period Tax Return at least fifteen (15) days prior to the due date thereof (taking into account any extension) and shall not unreasonably reject any comments thereto received from such Schlumberger Entity at least five (5) days prior to the due date thereof (taking into account any extension).

(vii)    The Weatherford Entities and the JV Companies and their respective Affiliates shall promptly notify the Schlumberger Entities upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes of or with respect to the Schlumberger Business or Schlumberger Contributed Assets and relating to any Tax period ending on or before the Closing Date (any such inquiry, claim, assessment, audit or similar event, a “Schlumberger Tax Matter”). The Schlumberger Entities and the JV Companies and their respective Affiliates shall promptly notify the Weatherford Entities upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes of or with respect to the Weatherford Business or Weatherford Contributed Assets and relating to any Tax period ending on or before the Closing Date (any such inquiry, claim, assessment, audit or similar event, a “Weatherford Tax Matter” and, together with a Schlumberger Tax Matter, a “Tax Matter”). Any failure to so notify the other party of any Tax Matter shall not relieve such other party of any liability with respect to such Tax Matters except to the extent such party was actually and prejudiced as a result thereof.

(viii)    The Weatherford Entities shall have sole control of the conduct of all Weatherford Tax Matters, including any settlement or compromise thereof, provided, however, that the Weatherford Entities shall keep the JV Companies reasonably informed of the progress of any Weatherford Tax Matter and shall not effect any such settlement or compromise that would reasonably be expected to adversely impact either of the JV Companies in any Tax period ending after the Closing Date without obtaining the applicable JV Company’s prior written consent thereto, which consent shall not be unreasonably withheld or delayed. The Schlumberger Entities shall have sole control of the conduct of all Schlumberger Tax Matters, including any settlement or compromise thereof, provided, however, that the Schlumberger Entities shall keep the JV Companies reasonably informed of the progress of any Schlumberger Tax Matter and shall not effect any such settlement or compromise that would reasonably be expected to adversely impact either of the JV Companies in any Tax period ending after the Closing Date without obtaining the applicable JV Company’s prior written consent thereto, which consent shall not be unreasonably withheld or delayed.

(ix)    The parties agree that any expenses incurred by a party in connection with the cooperation described in this Section 7.12(b) shall be the responsibility of the party incurring the cost and no reimbursement shall be sought from the requesting party.

(c)    All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne 70% by the Schlumberger Entities and 30% by the Weatherford Entities. The Weatherford Entities, the Schlumberger Entities and the JV Companies further agree to use commercially reasonable efforts to mitigate, reduce or eliminate any such Transfer Taxes. The JV Companies will self-assess and remit such Transfer Taxes where permitted by law, and in all other cases shall make payment of the applicable Transfer Taxes to each Weatherford Entity or Schlumberger Entity which is obligated to remit such Transfer Taxes within 15 days of Closing.

(d)    The Schlumberger Entities, the Weatherford Entities and the JV Companies shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of applications for exemptions in respect of Taxes that may result as a consequence of this Agreement and the transactions contemplated hereby, including exemptions to Canada Pension Plan and Employment Insurance premiums which may be available to the CA JV Company as a successor employer.

(e)    The JV Companies shall not take any action (other than in the Ordinary Course of Business) on the Closing Date after the Closing if such action would reasonably be expected to increase the Liability of any of the Weatherford Entities or the Schlumberger Entities for Taxes (including by decreasing the amount of any credits, deductions or allowances otherwise available to any of the Weatherford Entities or the Schlumberger Entities), without the prior written consent of the Weatherford Entities and the Schlumberger Entities, such consent not to be unreasonably withheld, conditioned or delayed.

(f)    In the event of any conflict between the provisions of this Section 7.12 and the provisions of a Limited Liability Company Agreement of the US JV Company or the CA JV Company Formation Documents, the provisions of this Section 7.12 shall control.

(g)    To the extent permitted by Law, SCL and CA JV Company will make a joint election under section 167 of the Excise Tax Act so that GST will not be payable on the transfer of property contemplated in Schedule 2.2(b). SCL and CA JV Company will execute the relevant GST forms for Closing to effect that election. CA JV Company will file those forms with its GST return for the GST reporting period in which the Closing occurs. CA JV Company will provide SCL with such supporting documentation as SCL may reasonably request in order to confirm that such election has been made and properly filed. SCL and CA JV Company confirm that in the event that the joint election under section 167 of the Excise Tax Act is not available, CA JV Company shall pay the GST.

(h)    To the extent permitted by Law, Weatherford CA and CA JV Company will make a joint election under section 167 of the Excise Tax Act so that GST will not be payable on the transfers of property contemplated in Schedule 2.2(b). Weatherford CA and CA JV Company will execute the relevant GST forms for Closing to effect the election. CA JV Company will file those forms with its GST return for the GST reporting period in which the Closing occurs. CA JV Company will provide Weatherford CA with such supporting documentation as Weatherford CA may reasonably request in order to confirm that such election has been made and properly filed. Weatherford CA and CA JV Company confirm that in the event that the joint election under section 167 of the Excise Tax Act is not available, CA JV Company shall pay the GST.

(i)    With respect to the contribution by SCL of the Schlumberger Contributed Assets related to the Schlumberger Canadian Business to CA JV Company in Schedule 2.2(b), SCL and CA JV Company agree to jointly file one or more elections pursuant to subsection 97(2) of the Income Tax Act and any similar provision of provincial or federal legislation, within the time and in the manner prescribed therefore by the Income Tax Act (or any applicable provincial laws) and, if necessary, make revised elections and generally take any other steps as may be considered desirable so as to effect the transfer of any property or other assets forming part of the said contribution. For the purposes of such election or elections, the elected amounts in respect of the said contributions shall be such amounts as shall be determined by SCL, subject to the limitations prescribed by the Income Tax Act. Weatherford CA agrees to cooperate in the execution of any election form or authorizing agreement necessary to give effect to this election.

(j)    With respect to the contribution by Weatherford CA of the Weatherford Contributed Assets related to the Weatherford Canadian Business to CA JV Company in Schedule 2.2(b), Weatherford CA and CA JV Company agree to jointly file one or more elections pursuant to section 97(2) of the Income Tax Act and any similar provision of provincial or federal legislation, within the time and in the manner prescribed therefore by the Income Tax Act (or any applicable provincial laws) and, if necessary, make revised elections and generally take any other steps as may be considered desirable so as to effect the transfer of any property or other assets forming part of the said contribution. For the purposes of such election or elections, the elected amounts in respect of the said contributions shall be such amounts as shall be determined by Weatherford CA, subject to the limitations prescribed by the Income Tax Act. SCL agrees to cooperate in the execution of any election form or authorizing agreement necessary to give effect to this election.

(k)    If at any time a Governmental Body, the Code, the Income Tax Act or other applicable Law requires a Person under this Agreement to make any withholding or deduction in respect of any payments made by the Person to a recipient pursuant this Agreement:

(i)not less than ten (10) days prior to making any such withholding or deduction, such Person shall provide written notice to the recipient identifying the amount of and applicable Law requiring such withholding or deduction, and the Person shall cooperate in good faith with the recipient to the extent reasonable to obtain reduction of or relief from such obligation to make such deduction or withholding;

(ii)such Person shall withhold or deduct the amount required from the payment otherwise payable to the recipient;

(iii)the amount withheld or deducted shall be remitted to the relevant Governmental Body within the time prescribed by Law;

(iv)the Person shall promptly provide copies of any applicable remittance documentation with the Government Body to the recipient; and

(v)such amount that is withheld or deducted shall be considered for the purposes of this Agreement to have been paid to the recipient by such Person in respect of the payment.

(l)    Neither the Schlumberger Entities, the Weatherford Entities nor the JV Companies shall make any election that would cause any JV Company to be treated as other than a partnership for U.S. federal income tax purposes.

7.13    Strategic Plan Principles. In developing the Strategic Plan and Cash Flow Forecast as contemplated by the Limited Liability Company Agreements, the parties shall adopt and follow the Strategic Plan Principles set forth in Exhibit F hereto.

ARTICLE VIII.

CONDITIONS TO CLOSING

8.1    Conditions Precedent to Obligations of Each Party. The respective obligations of each party to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the other parties in whole or in part to the extent permitted by applicable Law):

(a)    there shall not be in effect any Order by a Governmental Body of competent jurisdiction that makes illegal, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby;

(b)    the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination shall have been granted; and the Competition Act Approval shall have been obtained;

(c)    each approval from a third party or Governmental Body listed on Schedule 8.1(c) shall have been granted; and

(d)    the applicable parties have finalized, executed and delivered to each of the other parties the following agreements:

(i)    the Limited Liability Company Agreements of the US Completions JV and of the US Pressure Pumping JV, substantially in the form of Exhibit A (each a “Limited Liability Company Agreement”);

(ii)    the CA JV Company Formation Documents;

(iii)    the Transfer Documents;

(iv)    the Weatherford Supply Agreements;

(v)    the Schlumberger Supply Agreements;

(vi)    the Weatherford IP License Agreements;

(vii)    the Schlumberger IP License Agreements;

(viii)    the Inbound IP License Agreements;

(ix)    the Shared Services Agreements;

(x)    the Transition Services Agreement; and

(xi)    the Employee Matters Agreement.

8.2    Conditions Precedent to Obligations of the Weatherford Entities. The obligation of the Weatherford Entities to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Weatherford Entities in whole or in part to the extent permitted by applicable Law):

(a)    The representations and warranties of the Schlumberger Entities set forth in this Agreement shall be true and correct at and as of the Closing (in each case without giving effect to any qualification as to materiality or Material Adverse Effect), except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), and except for such failure to be true and correct, individually or in the aggregate, as would not reasonably be expected to have a Material Adverse Effect;

(b)    the Schlumberger Entities shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it prior to the Closing Date;

(c)    the Weatherford Entities shall have received evidence that all Liens (other than Permitted Exceptions) on the Schlumberger Contributed Assets shall have been released and satisfied in full; and

(d)    the Weatherford Entities shall have received a certificate, dated the Closing Date, from the President or a Vice President of each of the Schlumberger Entities to the effect that the conditions set forth in Sections 8.2(a), (b) and (c) have been satisfied.

8.3    Conditions Precedent to Obligations of the Schlumberger Entities. The obligations of the Schlumberger Entities to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Schlumberger Entities in whole or in part to the extent permitted by applicable Law):

(a)    The representations and warranties of the Weatherford Entities set forth in this Agreement shall be true and correct at and as of the Closing (in each case without giving effect to any qualification as to materiality or Material Adverse Effect), except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), and except for such failure to be true and correct, individually or in the aggregate, as would not reasonably be expected to have a Material Adverse Effect;

(b)    the Weatherford Entities shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it prior to the Closing Date;

(c)    the Schlumberger Entities shall have received evidence that all Liens (other than Permitted Exceptions) on the Weatherford Contributed Assets shall have been released and satisfied in full; and

(d)    the Schlumberger Entities shall have received a certificate, dated the Closing Date, from the President or a Vice President each of the Weatherford Entities to the effect that the conditions set forth in Sections 8.3(a), (b) and (c) have been satisfied.

8.4    Frustration of Closing Conditions. Neither the Schlumberger Entities nor the Weatherford Entities may rely on the failure of any condition set forth in Section 8.1, 8.2, or 8.3 as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

8.5    JV Company Supplements. At Closing, the parties shall cause each of the JV Companies to execute and deliver to the Weatherford Entities and the Schlumberger Entities a supplement to this Agreement in a form mutually agreed upon by the parties, pursuant to which each JV Company shall agree to assume, perform and comply with the obligations and conditions hereunder contemplated to be assumed, performed or complied with by it.

ARTICLE IX.

INDEMNIFICATION

9.1    Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall survive the Closing through and including the twenty-four (24) month anniversary of the Closing Date; provided, however, that the representations and warranties of the Schlumberger Entities set forth in Sections 5.1, 5.2, 5.5(a), 5.7, 5.12, 5.16, and 5.17 and the representations and warranties of the Weatherford Entities set forth in in Sections 6.1, 6.2, 6.5(a), 6.7, 6.12, 6.16, and 6.17 (collectively, the “Fundamental Representations”) shall survive the Closing until ninety (90) days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof (in each case, the “Survival Period”); provided, further, however, that any obligations to indemnify and hold harmless shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 9.3(a) before the termination of the applicable Survival Period.

9.2    Indemnifications.

(a)    Subject to Sections 9.1, 9.4 and 9.6 hereof, Weatherford US (solely with respect to the Weatherford US Business) and Weatherford CA (solely with respect to the Weatherford Canadian Business) hereby agree to indemnify and hold the Schlumberger Entities, as applicable, and their respective directors, officers, employees, Affiliates, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Schlumberger Indemnified Parties”) and the JV Companies, as applicable, and their directors, officers, employees, Affiliates, agents, attorneys, representative, successors and permitted assigns (collectively, the “Company Indemnified Parties”) harmless from and against:

(i)    any and all losses, liabilities, obligations and damages (individually, a “Loss” and, collectively, “Losses”) based upon, attributable to or resulting from the failure of any representations or warranty of the Weatherford Entities set forth in this Agreement or in any Weatherford Document, to be true and correct in all respects at the date hereof or at the Closing Date;

(ii)    any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Weatherford Entities under this Agreement or any Weatherford Document;

(iii)    any and all Losses based upon or arising directly from any Weatherford Excluded Asset or any Weatherford Excluded Liability (other than Losses relating to Taxes for which indemnification provisions are set forth in Section 9.5(a)); and

(iv)    any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including attorneys’ and other professionals’ fees and disbursements (collectively, “Expenses”) incident to any and all Losses with respect to which indemnification is provided hereunder or Section 9.5(a).

(b)    Subject to Sections 9.1, 9.4 and 9.6 hereof, STC (solely with respect to the Schlumberger US Business) and SCL (solely with respect to the Schlumberger Canadian Business) hereby agree to indemnify and hold the Weatherford Entities, as applicable, and their respective directors, officers, employees, Affiliates, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Weatherford Indemnified Parties”) and the Company Indemnified Parties harmless from and against:

(i)    any and all Losses based upon, attributable to or resulting from the failure of any representations or warranty of the Schlumberger Entities set forth in this Agreement or in any Schlumberger Document, to be true and correct in all respects at the date hereof or at the Closing Date;

(ii)    any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Schlumberger Entities under this Agreement or any Schlumberger Document;

(iii)    any and all Losses based upon or arising directly from any Schlumberger Excluded Asset or any Schlumberger Excluded Liability (other than Losses relating to Taxes for which indemnification provisions are set forth in Section 9.5(b)); and

(iv)    any and all Expenses incident to any and all Losses with respect to which indemnification is provided hereunder or Section 9.5(b).

9.3    Indemnification Procedures.

(a)    In the event that any Legal Proceedings shall be instituted or that any claim or demand (“Claim”) shall be asserted by a third party in respect of which payment may be sought under Section 9.2 hereof (regardless of the limitations set forth in Section 9.4), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within fifteen (15) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim at the expense of the indemnifying party. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim. Notwithstanding anything in this Section 9.3 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any indemnifiable Claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the indemnifiable Claim. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the indemnifying party notifies the indemnified party in writing of the indemnifying party’s willingness to accept the settlement offer and, subject to the applicable limitations of Sections 9.4, pay the amount called for by such offer, and the indemnified party declines to accept such offer, the indemnified party may continue to contest such indemnifiable Claim, free of any participation by the indemnifying party, and the amount of any ultimate liability with respect to such indemnifiable Claim that the indemnifying party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the indemnified party declined to accept plus the Losses of the indemnified party relating to such indemnifiable Claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the indemnified party with respect to such indemnifiable Claim. If the indemnifying party makes any payment on any indemnifiable Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other Claims of the indemnified party with respect to such indemnifiable Claim.

(b)    After any final judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter.

9.4    Limitations on Indemnification for Breaches of Representations and Warranties.

(a)    An indemnifying party shall not have any liability under Section 9.2(a)(i) or Section 9.2(b)(i) hereof unless the aggregate amount of Losses and Expenses to the indemnified parties finally determined to arise thereunder based upon, attributable to or resulting from the failure of any representation or warranty to be true and correct, other than the Fundamental Representations, exceeds $5,000,000 (the “Basket”) and, in such event, the indemnifying party shall be required to pay the entire amount of such Losses and Expenses.
(b)    Neither the Weatherford Entities nor the Schlumberger Entities shall be required to indemnify any Person under Sections 9.2(a)(i) or 9.2(b)(i) for an aggregate amount of Losses exceeding $350,000,000 (the “Cap”) in connection with Losses related to the breach of any representation and warranty of the Weatherford Entities or the Schlumberger Entities in Articles V and VI, respectively other than for the breach of any Fundamental Representation; provided, that if a Loss is subject to indemnification under both (x) Section 9.2(a)(i) or Section 9.2(b)(i) and (y) Section 9.2(a)(iii) or Section 9.2(b)(iii), then the Cap shall not apply.

(c)    Except with respect to the first sentence of Section 5.6 and Section 6.6, for purposes of calculating Losses hereunder, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be ignored.

9.5    Tax Indemnification.

(a)    The Weatherford Entities hereby agree to be liable for and to indemnify and hold the Schlumberger Indemnified Parties and the Company Indemnified Parties harmless from and against any and all Losses and Expenses in respect of (i) all Taxes relating to the Weatherford Business or the Weatherford Contributed Assets with respect to any Taxable period, or portion thereof, ending on or before the Closing Date; (ii) all Taxes of the Weatherford Entities or any member of a consolidated, combined or unitary group of which either of the Weatherford Entities is or was a member, pursuant to Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under state, local or foreign Law); (iii) any Transfer Taxes allocated to the Weatherford Entities pursuant to Section 7.12(c); (iv) any failure by either of the Weatherford Entities to timely pay any and all Taxes or Transfer Taxes required to be borne by the Weatherford Entities pursuant to this Agreement; and (v) any Weatherford Successor Taxes. Notwithstanding anything to the contrary contained in this Agreement, the Weatherford Entities shall not indemnify nor hold the Schlumberger Indemnified Parties or the Company Indemnified Parties harmless from and against any Losses or Expenses in respect of Taxes relating to the Weatherford Business or the Weatherford Contributed Assets with respect to any Taxable period, or portion thereof, beginning after the Closing Date.

(b)    The Schlumberger Entities hereby agree to be liable for and to indemnify and hold the Weatherford Indemnified Parties and the Company Indemnified Parties harmless from and against any and all Losses and Expenses in respect of (i) all Taxes relating to the Schlumberger Business or the Schlumberger Contributed Assets with respect to any Taxable period, or portion thereof, ending on or before the Closing Date; (ii) all Taxes of the Schlumberger Entities or any member of a consolidated, combined or unitary group of which either of the Schlumberger Entities is or was a member, pursuant to Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under state, local or foreign Law); (iii) any Transfer Taxes allocated to the Schlumberger Entities pursuant to Section 7.12(c); (iv) any failure by either of the Schlumberger Entities to timely pay any and all Taxes or Transfer Taxes required to be borne by the Schlumberger Entities pursuant to this Agreement; and (v) any Schlumberger Successor Taxes. Notwithstanding anything to the contrary contained in this Agreement, the Schlumberger Entities shall not indemnify nor hold the Weatherford Indemnified Parties or the Company Indemnified Parties harmless from and against any Losses or Expenses in respect of Taxes relating to the Schlumberger Business or the Schlumberger Contributed Assets with respect to any Taxable period, or portion thereof, beginning after the Closing Date.

(c)    For purposes of this Section 9.5 and clause (e) of the definition of Excluded Liabilities, in the case of a taxable period that includes the Closing Date, Taxes shall be allocated to the periods before and after the Closing Date as follows: (i) in the case of Taxes such as property taxes, such Taxes shall be allocated to periods before and after the Closing Date on a per diem basis and (ii) in the case of Taxes based on net or gross income, or transactional taxes such as sales taxes, the portion of such Taxes allocable to the period before the Closing Date shall be computed on the assumption that the taxable period ended on the Closing Date.

9.6    No Consequential Damages. Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other Person for any consequential, incidental, indirect, special or punitive damages of such other Person, including loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof, except for an indemnifying party’s obligation to an indemnified party for consequential, incidental, indirect, special or punitive damages of any third party.

9.7    Exclusive Remedy; Negligence of Indemnified Parties. The indemnification obligations of the parties under this Article IX shall be the exclusive remedy for any claim by any party against any other party based on the transactions contemplated by this Agreement, and shall be effective regardless of by whom asserted, and regardless of whether any Claim or Loss results solely or in part from the active, passive or concurrent negligence (but not gross negligence) of any of the parties to be indemnified; provided, however, and notwithstanding anything to the contrary set forth in this

Agreement, that this Section 9.7 shall not apply to liability for fraud or willful breach (it being understood that, for purposes of this Agreement, “willful breach” shall mean a material breach that is the consequence of an omission by, or act undertaken by or caused by, the breaching party with the knowledge that the omission or taking or causing of such act would cause a breach of this Agreement).

ARTICLE X.

MISCELLANEOUS

10.1    Expenses. Except as otherwise provided in this Agreement, each of the Weatherford Entities, the Schlumberger Entities and the JV Companies shall bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

10.2    Waiver of Jury Trial; Submission to Jurisdiction; Consent to Service of Process.

(a)    EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND
UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(b)    The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, shall be brought in the United States District Court for the Southern District of Texas or in any State court located in Houston, Harris County, Texas, so long as one of such courts shall have subject-matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Texas. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a judgment in any such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)    Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 10.5.

10.3    Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.4    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and performed in such State.

10.5    Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by e-mail (with written confirmation of transmission) or (iii) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Weatherford Entities or the JV Companies, to:

Weatherford International plc
2000 St. James Place
Houston, Texas 77056
Attention:	General Counsel Attention, Legal.M&A@weatherford.com
With a copy (which shall not constitute notice) to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attention:	Sean T. Wheeler, sean.wheeler@lw.com
John M. Greer, john.greer@lw.com

If to the Schlumberger Entities or the JV Companies, to:

Schlumberger Technology Corporation
5599 San Felipe, 3rd Floor
Houston, Texas 77056
Attention:	Senior Legal Counsel, Kwilson4@slb.com

Schlumberger Canada Limited
200 125-9th Ave SE
Calgary, CA T2G 0P6
Attention:	Senior Legal Counsel, SGalbraith@exchange.slb.com
With a copy (which shall not constitute notice) to:

Baker & Hostetler LLP
811 Main Street, Suite 1100
Houston, Texas 77002
Attention:	W. Robert Shearer, rshearer@bakerlaw.com
and

Bennett Jones LLP
4500, 855 2nd Street S.W.
Calgary, Alberta T2P 4K7
Attention:	Brent Kraus, krausb@bennettjones.com
10.6    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.7    Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Weatherford Entities, the Schlumberger Entities or the JV Companies, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations. Upon any such permitted assignment, the references in this Agreement to the JV Companies shall also apply to any such assignee unless the context otherwise requires.

10.8    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

(signature page to follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

WEATHERFORD U.S. HOLDINGS, L.L.C.

By:	/s/ Mark M. Rothleitner
Name:	Mark M. Rothleitner
Title:	Vice President and Treasurer

WEATHERFORD CANADA LTD.

By:	/s/ Pamela M. Webb
Name:	Pamela M. Webb
Title:	Vice President

SCHLUMBERGER TECHNOLOGY CORPORATION

By:	/s/ Andrea Shaffer
Name:	Andrea Shaffer
Title:	Vice President

SCHLUMBERGER CANADA LIMITED

By:	/s/ Mark O’Byrne
Name:	Mark O’Byrne
Title:	President